Exhibit 10.1

EXECUTION VERSION

CUSIP Number: 86923YAD0

CREDIT AGREEMENT

Dated as of September 25, 2014

among

SUSSER PETROLEUM PARTNERS LP,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent,

Collateral Agent,

Swingline Lender

and an LC Issuer,

and

The Other Lenders Party Hereto

and

BANK OF AMERICA MERRILL LYNCH,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BBVA COMPASS,

DNB MARKETS, INC., and

RBS SECURITIES INC.,

as
Joint Lead Arrangers and Joint Bookrunners

$1,250,000,000 Five Year Revolving Credit Facility

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BBVA COMPASS,

DNB MARKETS, INC., and

RBS SECURITIES INC.,

As

Co-Syndication Agents

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		65

4.01	Conditions of Initial Credit Extension	65
4.02	Conditions to all Credit Extensions	68

ARTICLE V
REPRESENTATIONS AND WARRANTIES		68

5.01	No Default	68
5.02	Organization and Good Standing	68
5.03	Authorization	68
5.04	No Conflicts or Consents	68
5.05	Enforceable Obligations	69
5.06	Initial Financial Statements; No Material Adverse Effect	69
5.07	Taxes	69
5.08	Full Disclosure	69
5.09	Litigation	70
5.10	ERISA	70
5.11	Compliance with Laws	70
5.12	Environmental Compliance	70
5.13	Margin Regulations; Investment Company Act	71
5.14	OFAC; Sanctions	71

ARTICLE VI
AFFIRMATIVE COVENANTS		71

6.01	Books, Financial Statements and Reports	72
6.02	Other Information and Inspections	73
6.03	Notice of Material Events	74
6.04	Maintenance of Properties	75
6.05	Maintenance of Existence and Qualifications	75
6.06	Payment of Obligations	75
6.07	Insurance	76
6.08	Compliance with Law	76
6.09	Subsidiaries and Unrestricted Subsidiaries	76
6.10	Guaranties and Collateral	77
6.11	Further Assurances	78

ARTICLE VII
NEGATIVE COVENANTS		78

7.01	Indebtedness	78
7.02	Limitation on Liens	81
7.03	Fundamental Changes	83
7.04	Distributions	83
7.05	Investments	83
7.06	Change in Nature of Businesses	84

7.07	Transactions with Affiliates	84
7.08	Burdensome Agreements	84
7.09	Hedging Contracts	85
7.10	Limitation on Asset Sales	85
7.11	Limitation on Prepayments of Indebtedness	86
7.12	Leverage Ratio	86
7.13	Sanctions	86

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES		86

8.01	Events of Default	86
8.02	Remedies Upon Event of Default	89
8.03	Application of Funds	89

ARTICLE IX
ADMINISTRATIVE AGENT		90

9.01	Appointment and Authority	90
9.02	Rights as a Lender	91
9.03	Exculpatory Provisions	91
9.04	Reliance by Administrative Agent	92
9.05	Delegation of Duties	92
9.06	Resignation of Administrative Agent	93
9.07	Non-Reliance on Administrative Agent and Other Lenders	94
9.08	No Other Duties, Etc.	94
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	94
9.10	Guaranty and Collateral Matters	96
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	97

ARTICLE X
MISCELLANEOUS		98

10.01	Amendments, Etc.	98
10.02	Notices; Effectiveness; Electronic Communication	99
10.03	No Waiver; Cumulative Remedies; Enforcement	101
10.04	Expenses; Indemnity; Damage Waiver	102
10.05	Payments Set Aside	104
10.06	Successors and Assigns	105
10.07	Treatment of Certain Information; Confidentiality	110
10.08	Right of Setoff	111
10.09	Interest Rate Limitation	111
10.10	Counterparts; Integration; Effectiveness	111
10.11	Survival of Representations and Warranties	112
10.12	Severability	112
10.13	Replacement of Lenders	112
10.14	Governing Law; Jurisdiction; Etc.	113

10.15	Waiver of Jury Trial	114
10.16	No Advisory or Fiduciary Responsibility	114
10.17	Electronic Execution of Assignments	115
10.18	USA PATRIOT Act Notice	115
10.19	Appointment of Borrower	115
10.20	Time of the Essence	116
10.21	No Recourse	116

SIGNATURES	S-1

Schedules:

Schedule 1 — Commitments and Applicable Percentages

Schedule 2 — Disclosure Schedule

Schedule 2.11 — Existing Letters of Credit

Schedule 5.12 — Environmental Compliance

Schedule 7.01 — Existing Indebtedness

Schedule 7.07 — Transactions with Affiliates

Schedule 10.02 — Notices

Exhibits:

Exhibit A — Form of Assignment and Assumption Agreement

Exhibit B — Form of Compliance Certificate

Exhibit C — Form of Holdings Guaranty

Exhibit D — Form of Loan Notice

Exhibit E — Form of Note

Exhibit F — Form of Pledge and Security Agreement

Exhibit G — Form of Subsidiary Guaranty

Exhibit H — Forms of U.S. Tax Compliance Certificates

Exhibit I — Form of LC Report

Exhibit J — Form of Swingline Loan Notice

Exhibit K — Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 25, 2014, among SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (the “Borrower”), BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and an LC Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders to, and the Letters of Credit that may hereafter be issued by the LC Issuer for the account of, the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.  The initial amount of the Aggregate Commitments is $1,250,000,000, subject to optional reductions pursuant to Section 2.16 and subject to increases as provided in Section 2.17.

“Agreement” means this Credit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.20.  If the commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (a) with respect to any Base Rate Loan, Eurodollar Loan or commitment fees hereunder, the percent per annum set forth below under the caption “Base Rate Margin,” “Eurodollar Margin,” or “Commitment Fee Rate,” respectively, (i) from the Closing Date to the first Business Day immediately following the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.01(b) for the Fiscal Quarter of the Borrower ending September 30, 2014, based upon Level 3, and (ii) thereafter until the first achievement by the Borrower of an Investment Grade Rating, based upon the Level corresponding to the Leverage Ratio set forth in the Compliance Certificate most recently received by the Administrative Agent pursuant to Section 6.01(b):

Level	Leverage Ratio	Base Rate Margin	Eurodollar Margin	Commitment Fee Rate
1	< 3.00	0.500%	1.500%	0.250%
2	> 3.00 to 1.00 and < 3.50 to 1.00	0.750%	1.750%	0.300%
3	> 3.50 to 1.00 and < 4.00 to 1.00	1.000%	2.000%	0.300%
4	> 4.00 to 1.00 and < 4.50 to 1.00	1.250%	2.250%	0.350%
5	> 4.50 to 1.00	1.500%	2.500%	0.350%

and (b) on any day on or after the first achievement by the Borrower of an Investment Grade Rating, the percent per annum set forth below under the caption “Base Rate Margin,” “Eurodollar Margin,” or “Commitment Fee Rate,” respectively, based upon the Level corresponding to the Ratings by the Rating Agencies applicable on such date:

Level	Ratings: (Fitch/Moody’s/S&P)	Base Rate Margin	Eurodollar Margin	Commitment Fee Rate
1	>BBB+/Baa1/BBB+	0.125%	1.125%	0.125%
2	BBB/Baa2/BBB	0.250%	1.250%	0.125%
3	BBB-/Baa3/BBB-	0.500%	1.500%	0.175%
4	BB+/Ba1/BB+	0.750%	1.750%	0.225%
5	<BB+/Ba1/BB+	1.000%	2.000%	0.275%

For purposes of clause (a) above, any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Rate shall remain at the level determined by the most recently delivered Compliance Certificate and shall continue to apply until the first Business Day immediately following the date on which such Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate, and if the Applicable Rate would have been set at a higher level during the period of non-delivery of the Compliance Certificate, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, on demand all amounts which would have accrued hereunder had the Compliance Certificate been delivered when due.  For purposes of clause (b) above, (1) if only one Rating is determined, the Level corresponding to that Rating shall apply; (2) if there are only two Ratings, then (A) if there is a one Level difference between the two Ratings, then the Level corresponding to the higher Rating shall be used, and (B) if there is a greater than one Level difference between the Ratings, then the Level that is one Level below the higher Rating will be used; (3) if there are three Ratings, then (A) if all three are at different Levels, the middle Level shall apply and (B)  if two Ratings correspond to the same Level and the third is different, the Level corresponding to the two same Levels shall apply; (4) if the Ratings established or deemed to have been established by the Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency and (5) if no Rating is determined, Level 5 shall apply.  Changes in the Applicable Rate will occur automatically without prior notice as changes in the applicable Ratings occur, and each change in the Applicable Rate shall apply from the date such change is publicly announced by the applicable Rating Agency and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Bank of America Merrill Lynch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BBVA Compass, DNB Markets, Inc., and RBS Securities Inc.  in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Autoborrow Agreement” has the meaning specified in Section 2.02(e).

“Bank of America” means Bank of America, N.A., a national banking association.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Fixed Period Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan or portion of a Loan that bears interest based on the Base Rate.

“Borrower” means Susser Petroleum Partners LP, a Delaware limited partnership.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Type made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.  Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time).

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, LC Issuer or Swingline Lender (as applicable) and the Lenders, as collateral for LC Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the LC Issuer or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the LC Issuer or Swingline Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a)  marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)  demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by a Rating Agency;

(c)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

(d)  open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

(e)  money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the existence of any of the following: (a) the failure of the General Partner to constitute the sole general partner of the Borrower, (b) neither Energy

Transfer Equity, L.P. nor Energy Transfer Partners, L.P. owns, directly or indirectly, at least 51% of the Equity Interests in the General Partner which are entitled to vote for the board of directors or equivalent governing body of the General Partner or any Person (other than Energy Transfer Equity, L.P. or Energy Transfer Partners, L.P.) shall Control the General Partner or (c) a “change of control” or any comparable term under, and as defined in, any indenture, note agreement or other agreement governing any Indebtedness in excess of $200,000,000 that results in an “event of default” under such Indebtedness, such Indebtedness becoming due and payable before its maturity, or such Indebtedness being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

“Closing Date” means the first date all the conditions precedent in Section 4.01 and Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, together with all rules and regulations promulgated with respect thereto.

“Collateral” means, collectively, all personal property (including Equity Interests but excluding the Excluded Assets) in which Liens are granted or purported to be granted to the Collateral Agent pursuant to the Collateral Documents in order to secure the Obligations.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the Lenders hereunder.

“Collateral Documents” means, collectively, the Pledge and Security Agreement and all other instruments, documents and agreements delivered by the Borrower or any Subsidiary Guarantor pursuant to this Agreement or any other Loan Document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Release Date” has the meaning specified in Section 9.10(b).

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commission” means the United States Securities and Exchange Commission.

“Commitment” means, as to each Lender, its obligation (a) to make Revolving Credit Loans to the Borrower pursuant to Section 2.01, and (b) to purchase participations in LC Obligations and Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the Commitment amount set forth opposite such Lender’s name on Schedule 1 or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.16, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the LC Issuer to make LC Credit Extensions pursuant to Section 8.02.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Conflicts Committee” shall have the meaning given to that term in the partnership agreement of the Borrower, as the same may be amended from time to time, or any committee comprised solely of directors of the General Partner meeting the independence standards prescribed by the exchange upon which the Borrower’s common units representing limited partner interests in the Borrower are listed for trading.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lenders” has the meaning specified in Section 2.18(c).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person’s Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries.  Notwithstanding the foregoing, when used in reference to the Borrower and its subsidiaries, “Consolidated” shall exclude the effect on the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of the Borrower and its subsidiaries of all Unrestricted Subsidiaries, determined as if neither the Borrower nor any of its subsidiaries held any Equity Interest in Unrestricted Subsidiaries.

“Consolidated EBITDA” means, for any period (without duplication), Consolidated Net Income for such period, plus (a) each of the following to the extent deducted in determining such Consolidated Net Income: (i) all Consolidated Interest Expense, (ii) all income taxes (including any franchise taxes to the extent based upon net income) of the Borrower and its Subsidiaries for such period, (iii) all depreciation and amortization (including amortization of intangible assets) of the Borrower and its Subsidiaries for such period, (iv) any other non-cash charges or losses of the Borrower and its Subsidiaries for such period (including any non-cash losses resulting from the impairment of long-lived assets, goodwill or intangible assets) and (v) all transaction fees and expenses for acquisitions, investments, dispositions and equity or debt offerings, minus (b) each of the following: (i) all non-cash items of income or gain of the Borrower and its Subsidiaries which were included in determining such Consolidated Net Income for such period, and (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in determining Consolidated Net Income.  Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:

(1)  If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated EBITDA is determined, the Borrower or any Subsidiary shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into any Person (other than a Subsidiary), or shall have made any disposition of Equity Interests or an acquisition of Equity Interests, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period.  Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.

(2)  Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments in respect of any Material Project of the Borrower and its Subsidiaries applicable to such period.

“Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication):  (a) all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, (b) Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) Capital Lease Obligations of the Borrower and its Subsidiaries, and (d) all Indebtedness in respect of any Guarantee by the Borrower or any of its Subsidiaries of Indebtedness of any Person other than the Borrower or any of its Subsidiaries, but excluding obligations of the Borrower or any Subsidiaries under Hybrid Securities; provided, however, that Consolidated Funded Indebtedness shall include only those liabilities under the Contingent Residual Support Agreements that would be required under the loss contingency recognition principles in FASB ASC 450-20-25 to be reflected on the Consolidated balance sheet of the Borrower on the date of determination.

“Consolidated Interest Expense” means, for any period, (a) all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s)) during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income during such period, after giving effect to all interest rate Hedging Contracts, and (b) all realized gains or losses in respect of interest rate Hedging Contracts.

“Consolidated Net Income” means, for any period (without duplication), the Borrower’s and its Subsidiaries’ gross revenues for such period, minus the Borrower’s and its Subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis.  Consolidated Net Income shall be adjusted to exclude the effect of (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, (c) any non-cash gains or losses resulting from mark to market activity as a result of FASB ASC 815, (d) net income of any Subsidiary to the extent, but only to the extent, that the declaration or payment of cash Distributions by such Subsidiary of such net income is not, as of the date of determination, permitted by the operation of the terms of its charter or any Contractual Obligation, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, and (e) income or losses attributable to Unrestricted Subsidiaries, unconsolidated joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, provided that Consolidated Net Income shall include any cash distributions received by the Borrower or its Subsidiaries from Unrestricted Subsidiaries, unconsolidated joint ventures, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary, in each case during such period (adjusted as provided in the following clauses (1) and (2) of this definition).  The amount of Consolidated Net Income attributable to cash distributions with respect to any Person referred to in clause (e) (including in respect of any newly-acquired Equity Interests owned by the Borrower or any Subsidiary in respect of any Person that is an Unrestricted Subsidiary, an unconsolidated joint venture, any Person accounted for by the equity method of accounting, or any other Person that is not a Subsidiary) shall be subject to the adjustments set forth in the following clauses (1) and (2) for all purposes under this Agreement:

(1)  If, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated Net Income is determined, such Person shall have made any disposition or acquisition of assets, shall have consolidated or merged with or into another Person (other than a Subsidiary), or shall have made any disposition or an acquisition of Equity Interests, Consolidated Net Income shall be calculated giving pro forma effect to the cash distributions that would have been made to the Borrower or its Subsidiaries as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period.  Such pro forma effect shall be determined (A) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and (B) giving effect to any anticipated or proposed cost savings related to such disposition, acquisition, consolidation or merger, to the extent approved by Administrative Agent, such approval not to be unreasonably withheld or delayed; and

(2)  Consolidated Net Income shall be increased by the amount of any projected cash distributions from such Person attributable to any applicable Material Project EBITDA Adjustments in respect of any Material Project of such Person applicable to such period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of Consolidated assets of the Borrower and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets (other than any amounts attributable to third-party dealer distribution or supply contracts), all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.

“Contingent Obligor” has the meaning specified in the definition of “Contingent Residual Support Agreements”.

“Contingent Residual Support Agreements” means any agreement entered into by the Borrower or any of its subsidiaries (the “Contingent Obligor”), in which the Contingent Obligor agrees to provide contingent residual support with respect to obligations (the “Original Obligation”) of another Person (the “Original Obligor”); provided that, the Contingent Obligor is required to make a payment pursuant to such agreement only to the extent that the obligee on the Original Obligation cannot obtain repayment of the Original Obligation from the Original Obligor after exhausting all other remedies and recourse available to such obligee.

“Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 2.04 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound pursuant to which such Person is obligated to perform an agreement or other undertaking.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.04 or Article III of one Type of Loan into another Type of Loan.

“Credit Extension” means each of the following: (a) a Borrowing that is not a Continuation or Conversion, and (b) an LC Credit Extension.

“Daily Floating Eurodollar Loan” means a Swingline Loan that bears interest at a rate based upon the Daily Floating Eurodollar Rate.

“Daily Floating Eurodollar Rate” means, with respect to any Swingline Loan that is a Daily Floating Eurodollar Loan, a rate of interest determined by reference to the Fixed Period Eurodollar Rate for a one (1) month interest period that would be applicable for a Revolving Credit Loan, as that rate may fluctuate in accordance with changes in the Fixed Period Eurodollar Rate as determined on a day-to-day basis.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at the time in question, (a) for any Eurodollar Loan (up to the end of the applicable Interest Period), two percent (2%) per annum plus the interest rate (including the Applicable Rate) then in effect for such Loan, (b) for each Base Rate Loan or LC Obligation, two percent (2%) per annum plus the Applicable Rate for Base Rate Loans plus the Base Rate then in effect or (c) for each Letter of Credit, two percent (2%) per annum plus the Applicable Rate for Eurodollar Loans; provided, however, the Default Rate shall never exceed the Maximum Rate.

“Default Rate Period” means (i) any period during which any Event of Default specified in Section 8.01(a), (b) or (i) is continuing and (ii) upon the request of the Majority Lenders, any period during which any other Event of Default is continuing.

“Defaulting Lender” means, subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration (defined below), (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.  “Undisclosed Administration” means, in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a Governmental Authority under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself, or whose government, is the subject of any Sanction.

“Disclosure Schedule” means Schedule 2 hereto.

“Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person.  The term “Dispose” shall have a correlative meaning.

“Distribution” means, as to any Person, with respect to any shares of any capital stock, any units, any partnership interests or other equity securities or ownership interests issued by such Person, (a) the retirement, redemption, purchase or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary, other than an Unrestricted Subsidiary, that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) consented to by (i) the Administrative Agent and the LC Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or subsidiaries.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means the Borrower and its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such entity, are treated as a single employer under Section 414 of the Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any of the Borrower or any Subsidiary has a fixed or contingent liability.

“Eurodollar Loan” means a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan.  Each reference to a Eurodollar Loan when used in connection with Revolving Credit Loans shall mean a Fixed Period Eurodollar Loan.  Each reference to a Eurodollar Loan when used in connection with Swingline Loans shall mean a Daily Floating Eurodollar Loan.

“Eurodollar Rate” means the Fixed Period Eurodollar Rate or the Daily Floating Eurodollar Rate, as the case may be.

“Event of Default” has the meaning given to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a)                                 any real property, whether owned or leased;

(b)                                 any assets if and to the extent that a security interest (i) (A) is prohibited by or in violation of any Law applicable to the Borrower or any Subsidiary or (B) requires any governmental or third party consent that has not been obtained, (ii) is prohibited by or in violation of a term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement (in each case of (i) and (ii) above, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (iii) would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower;

(c)                                  (i) margin stock (within the meaning of Regulation U issued by the FRB), (ii) Joint Venture Interests or Equity Interests in any Subsidiary that is not a Wholly Owned

Subsidiary and (iii) Equity Interests in Foreign Subsidiaries that are held by a Foreign Subsidiary;

(d)                                 motor vehicles, airplanes and any other assets subject to certificates of title;

(e)                                  letter of credit rights to the extent not perfected by the filing of a UCC financing statement;

(f)                                   any assets that require action under the Laws of any jurisdiction other than the United States to create or perfect a Lien in such assets; and

(g)                                  those assets as to which the Collateral Agent and the Borrower reasonably determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Swap Obligation” means, with respect to any Guarantor or any grantor party to the Collateral Documents or any Guaranty, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such grantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to Laws in effect on the date on which (i) such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 25, 2012, among the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Barclays Bank PLC, as Syndication Agent, UBS Loan Finance LLC and Wells Fargo Bank, National Association, as Co-Documentation Agents, the other agents named therein and a syndicate of lenders party thereto.

“Existing Letters of Credit” means the Letters of Credit (as defined in the Existing Credit Agreement) issued and outstanding under the Existing Credit Agreement and listed on Schedule 2.11.

“Extended Maturity Date” has the meaning specified in Section 2.18(c).

“Facility Usage” means, at the time in question, the aggregate amount of outstanding Loans and LC Obligations at such time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided further, that if the Federal Funds Rate or such comparable or successor rate is at any time less than zero, the Federal Funds Rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) the letter agreement dated August 29, 2014 among the Borrower, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (b) the LC Fee Letter.

“Finance Co” means any direct or indirect wholly-owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by Section 7.01(a)(x) of this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 6.09 have been complied with in respect of such Subsidiary, and such Subsidiary is not an Unrestricted Subsidiary and is a Subsidiary

Guarantor, (b) such Subsidiary shall be a corporation and (c) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow (including, for the avoidance of doubt, any additional series, tranche or issuance of such type of Indebtedness) and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrow and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Fiscal Quarter” means a fiscal quarter of the Borrower ending on the last day of March, June, September or December.

“Fiscal Year” means a fiscal year of the Borrower ending on December 31.

“Fitch” means Fitch, Inc., or its successor.

“Fixed Period Eurodollar Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Fixed Period Eurodollar Rate.

“Fixed Period Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is reasonably approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if LIBOR or such comparable or successor rate is at any time less than zero, LIBOR shall be deemed to be zero for purposes of this Agreement; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that, in each case, to the extent a comparable or successor rate is so approved by the Administrative Agent in connection herewith, the approved rate or source shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate or source shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Foreign Lender” means any Lender that is not a U.S. Person including such a Lender when acting in the capacity of an LC Issuer.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements.  If any change in any such accounting principle or practice is required in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Borrower or with respect to the Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrower and Majority Lenders agree to such change insofar as it affects the accounting of the Borrower or of the Borrower and its Consolidated Subsidiaries.

“General Partner” means Susser Petroleum Partners GP LLC, a Delaware limited liability company, or the corporate, partnership or limited liability successor thereto.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The term “Guarantee” shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection.  The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such primary obligation, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (i) Holdings, (ii) any Subsidiary Guarantor and (iii) any other Person that, at the election of Holdings and/or the Borrower, becomes party to a guaranty of collection pursuant to Section 6.10(a).

“Guaranty” means, collectively, the Holdings Guaranty, the Subsidiary Guaranty and any other Guarantee of the Obligations made by the applicable Guarantors in favor of the Secured Parties.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedge Bank” means any Person that, at the time it enters into a Hedging Contract permitted under Section 7.09, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedging Contract.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such

Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).

“Holdings” means Susser Holdings Corporation, a Delaware corporation.

“Holdings Guaranty” means that certain Guaranty of Collection dated as of the Closing Date between Holdings and the Collateral Agent, substantially in the form of Exhibit C, in an aggregate amount not to exceed $180,665,967.

“Honor Date” has the meaning specified in Section 2.09(b).

“Hybrid Securities” means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities with maturities of at least 20 years issued either by the Borrower or by wholly owned special purpose entities that are Subsidiaries.

“Increase” has the meaning specified in Section 2.17(a).

“Increase Agreement” has the meaning specified in Section 2.17(a).

“Increase Effective Date” has the meaning given to such term in Section 2.17(a).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.01(g) only, all obligations of such Person in respect of Hedging Contracts.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any

Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” or “Indemnitees” has the meaning given to such term in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Financial Statements” means (i) the audited Consolidated annual financial statements of the Borrower (or its predecessor) for each of the years ending December 31, 2011, December 31, 2012 and December 31, 2013 and (ii) the unaudited interim Consolidated quarterly financial statements of the Borrower for each of the quarterly periods ending March 31, 2014 and June 30, 2014.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan and other than a Daily Floating Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Maturity Date; and (c) as to any Daily Floating Eurodollar Loan, the last Business Day of each calendar month.

“Interest Period” means, (a) as to each Fixed Period Eurodollar Loan, the period commencing on the date such Fixed Period Eurodollar Loan is disbursed or converted to or continued as a Fixed Period Eurodollar Loan and ending on the date one, two, three or six months thereafter (or twelve months thereafter, or less than one month, in either case if consented to by all the Lenders), as selected by the Borrower in its Loan Notice, or (b) as to any Daily Floating Eurodollar Loan, the period commencing on the date such Daily Floating Eurodollar Loan commences and ending on the date one month thereafter; provided that: (i) any Interest Period applicable to a Fixed Period Eurodollar Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period applicable to a Daily Floating Eurodollar Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; (iii) any Interest Period pertaining to a Fixed Period Eurodollar Loan or a Daily Floating Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (vi) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or Joint Venture Interest in such other Person and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of determining the outstanding amount of an Investment, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or disposition of such Investment (less all costs thereof) or other cash Distributions or proceeds received from such Investment, whether as earnings or as a return of capital, in an aggregate amount up to but not in excess of the amount of such Investment.

“Investment Grade Rating” means the senior, unsecured, non-credit enhanced long-term debt of the Borrower is rated at least Baa3 by Moody’s or BBB- by S&P.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Laws & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the LC Issuer and the Borrower (or any Subsidiary) or in favor of the LC Issuer and relating to any such Letter of Credit.

“Joint Venture Interest” means an acquisition of or Investment in Equity Interests in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state or province thereof or the District of Columbia, held directly or indirectly by the Borrower, that will not be a Subsidiary or Unrestricted Subsidiary after giving effect to such acquisition or Investment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Conditions” has the meaning given to such term in Section 2.07(l).

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Fee Letter” means any letter agreement among the Borrower and any LC Issuer, as the same may be amended, supplemented, or otherwise modified from time to time.

“LC Issuer” means Bank of America, N.A., in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and one or more other Lenders selected by the Borrower who agree to act as an issuer of Letters of Credit (and are approved by

Administrative Agent in its reasonable discretion) by execution and delivery of a joinder to the LC Fee Letter. As used herein, the term “LC Issuer” shall mean “each LC Issuer” or “the applicable LC Issuer,” as the context may require.

“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Matured LC Obligations.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning given to such term in the introductory paragraph hereto.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the LC Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the end of the Commitment Period (or if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.12(c).

“Letter of Credit Sublimit” means an amount equal to $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness outstanding on the specified date to (b) Consolidated EBITDA for the specified four Fiscal Quarter period.

“LIBOR” has the meaning specified in the definition of Fixed Period Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Guaranty, each Collateral Document and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.19 of this Agreement, the Fee Letters, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.04, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Party” means the Borrower or any Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Credit Loans and the Swingline Loans.

“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on (i) the results of operations, business, financial condition or assets of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Loan Parties (taken as a whole) to perform their obligations under this Agreement, the Notes or any other applicable Loan Document, or (iii) the legality, validity, binding effect or enforceability of this Agreement, the Notes or any other Loan Document.

“Material Project” means, in respect of a Person, the construction or expansion of any capital project of such Person, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds $20,000,000.

“Material Project EBITDA Adjustments” shall mean, with respect to each Material Project of a Person:

(A)                               prior to the Commercial Operation Date of a Material Project (and including the Fiscal Quarter in which such Commercial Operation Date occurs) a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the

Borrower (and approved by the Administrative Agent) as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period (except an annualized amount for such other period as may be proposed by the Borrower and approved by Majority Lenders shall be used) following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other factors deemed appropriate by the Administrative Agent) which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Fiscal Quarter in which construction or expansion of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B)                           beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, may, at the Borrower’s option, be added to actual Consolidated EBITDA for such Fiscal Quarters, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date included in Consolidated EBITDA.

Notwithstanding the foregoing:

(i)                                     no such additions shall be allowed with respect to any Material Project unless:

(a)                                 not later than 20 days (or such shorter time period as may be agreed by the Administrative Agent) prior to the delivery of a certificate required by the terms and provisions of Section 6.01(b) if Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.12, the Borrower shall have delivered to the Administrative Agent a proposed determination of Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project and (ii) projections of Consolidated EBITDA attributable to such Material Project, along with a reasonably detailed explanation of the basis therefor, and

(b)                                 prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(ii)                                  the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Material Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such regulation is in effect on any date of determination.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any Letter of Credit Application, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means September 25, 2019, as may be extended pursuant to Section 2.18 with respect to the Consenting Lenders only.

“Maximum Rate” has the meaning given to such term in Section 10.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of the LC Issuer and the Swingline Lender with respect to Letters of Credit or Swingline Loans issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent, the LC Issuer and the Swingline Lender in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“New Lenders” has the meaning given to such term in Section 2.17(a).

“Non-Consenting Lenders” has the meaning specified in Section 2.18(c).

“Non-Extension Notice Date” has the meaning specified in Section 2.07(b).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Guarantor arising under any Loan Document, Secured Hedge Agreement or Secured Cash Management Agreement or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor of any proceeding under any Debtor Relief Laws naming it as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Obligation” has the meaning specified in the definition of “Contingent Residual Support Agreements”.

“Original Obligor” has the meaning specified in the definition of “Contingent Residual Support Agreements”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Participant” has the meaning given to such term in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Lien” has the meaning given to such term in Section 7.02.

“Permitted Priority Debt” means (i) Indebtedness of a Subsidiary, whether or not secured, other than Indebtedness permitted under clauses (i) through (x) of Section 7.01(b) and (ii) Indebtedness of the Borrower or any Subsidiary secured by Liens on property of the Borrower or any Subsidiary, other than Liens permitted under subsections (a) through (r) of Section 7.02, not to exceed at any one time outstanding in the aggregate under clause (i) and (ii), but without duplication, an aggregate principal amount equal to 20% of Consolidated Net Tangible Assets.

“Permitted Refinancing Debt” means any modification, refinancing, refunding, renewal or extension of any Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, breakage and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension (i) has a final maturity date the same as or later than the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (ii) has a weighted average life to maturity the same as or greater than the weighted average life to maturity of the Indebtedness so modified, refinanced, refunded, renewed or extended; (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended and the property constituting such collateral is not changed and (d) the obligors, whether direct or contingent, in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are not changed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement dated as of the Closing Date among the Borrower, the other grantors party thereto and the Collateral Agent substantially in the form of Exhibit F.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Testing Date” means the last day of each Fiscal Quarter.

“Rating” means, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced long-term debt of the Borrower.

“Rating Agency” means Fitch, S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the LC Issuer, as applicable.

“Register” has the meaning given to such term in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of any Loan Party or its general partner and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of such Loan Party or its general partner shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity.  To the extent reasonably requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01.

“Risk Management Policy” means the Risk Management Policy of the Borrower in effect on the date of this Agreement as amended from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or its successor.

“Sanctions” means international economic or financial sanctions imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedging Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank; provided, that any confirmation or other transaction entered into in respect of any such Hedging Contract after such Person ceases to be a Leader or an Affiliate of a Lender shall not constitute a Secured Hedge Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the LC Issuer, the Swingline Lender, the Hedge Banks, the Cash Management Banks, and any other party for whose benefit the Collateral Agent is granted a Lien and security interest in Collateral pursuant to the terms of the Collateral Documents.

“Specified Acquisition” means an acquisition of assets, Equity Interests, operating lines or divisions by the Borrower, a Subsidiary, an Unrestricted Subsidiary or a joint venture for a purchase price of not less than $50,000,000.

“Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, (b) the date designated by the Borrower as the termination date of such Specified Acquisition Period, or (c) the Quarterly Testing Date on which the Borrower is in compliance with Section 7.12 as such compliance is determined as if such period was not a Specified Acquisition Period; provided, in the event the Leverage Ratio exceeds 5.50 to 1.00 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition Period with respect thereto on such last day of such Fiscal Quarter, and provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 5.50 to 1.00; and provided further with respect to a Specified Acquisition by an Unrestricted Subsidiary or a joint venture, a Specified Acquisition Period may be elected by the Borrower (or may be deemed elected by the Borrower) only if the consideration for such Specified Acquisition is raised by the Borrower or a Subsidiary.  Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Subsidiary Guarantor” means any Material Subsidiary of the Borrower that now or hereafter becomes party to the Subsidiary Guaranty pursuant to Section 6.09(d).

“Subsidiary Guaranty” means that certain Guaranty Agreement dated as of the Closing Date among each Subsidiary Guarantor party thereto and the Collateral Agent, substantially in the form of Exhibit G.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“SWIFT” has the meaning specified in Section 2.09(g).

“Swingline Lender” means Bank of America, N.A.

“Swingline Loan” means a Loan made pursuant to Section 2.02.

“Swingline Loan Notice” means a notice of a Swingline Loan pursuant to Section 2.03(c), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Commitments.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, (a) with respect to a Revolving Credit Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Loan, and (b) with respect to a Swingline Loan, its character as a Base Rate Loan or a Daily Floating Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.09(b).

“Unrestricted Subsidiaries” means any subsidiary of the Borrower which is designated as an Unrestricted Subsidiary pursuant to Section 6.09.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in subsection (g) of Section 3.01.

“Wholly Owned Subsidiary” means, with respect to a Person, any subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such subsidiary that is a partnership, in each case which general partner interests do not exceed two percent (2%) of the aggregate ownership interests of any such partnership and directors’ qualifying shares if applicable.

“Withholding Agent” means the Borrower, any Guarantor and the Administrative Agent.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect any provision set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such provision shall continue to be interpreted in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a reconciliation between calculations of any applicable ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Credit Loans (“Revolving Credit Loans”) to the Borrower upon the Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.03, 3.04 and 3.06, all Lenders are requested to make Revolving Credit Loans of the same Type in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Revolving Credit Loans, the Facility Usage does not exceed the Aggregate Commitments, and the Loans of any Lender plus such Lender’s Applicable Percentage of all LC Obligations does not exceed such Lender’s Commitment.  The aggregate amount of all Revolving Credit Loans that are Base Rate Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000.  The aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000.  The Borrower may have no more than twelve (12) Borrowings of Eurodollar Loans outstanding at any time.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, and reborrow under this Section 2.01.

2.02                        Swingline Loans.

(a)                                 Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the outstanding amount of Loans and LC Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, that after giving effect to any amount requested, (i) the aggregate principal amount of all outstanding Swingline Loans does not exceed the Aggregate Commitments, and (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all LC Obligations, plus such Lender’s Applicable Percentage of the outstanding amount of all Swingline Loans does not exceed such Lender’s Commitment; provided further that the Swingline Lender will not make a Swingline Loan from and after the date which is one (1) day after it has received irrevocable written notice from the Borrower or any Lender that one or more of the applicable conditions to Credit Extensions specified in Section 4.02 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate).  The Borrower will have the option to choose whether the Swingline Loan is (A) a Base Rate Loan, or (B) a Daily Floating Eurodollar Loan.  The aggregate amount of Swingline Loans in any Borrowing shall not be subject to a minimum amount or increment.  Each Swingline Loan accruing interest at the Daily Floating Eurodollar Rate shall continue to accrue interest as a Daily Floating Eurodollar Loan at the end of each Interest Period applicable thereto unless and until (x) the Borrower has given notice of conversion to a Base Rate Loan in accordance with Section 2.04, or (y) such Swingline Loan is refunded pursuant to Section 2.02(b).

(b)                                 Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender.  Such refundings shall be made by each Lender in accordance with its Applicable Percentage and shall thereafter be reflected as Loans of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its Applicable Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its Applicable Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Applicable Percentage of a Swingline Loan, nor shall any Lender’s Applicable Percentage be increased as a result of any such failure of any other Lender to fund its Applicable Percentage of a Swingline Loan.

(c)                                  The Borrower shall pay to the Swingline Lender the amount of each Swingline Loan (unless such Swingline Loan is fully refunded by the Lenders pursuant to Section 2.02(b)):  on the earliest to occur of (i) demand by the Swingline Lender and (ii) the Maturity Date.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their Applicable Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.02 and which such Event of Default has not been waived by the Majority Lenders or the Lenders, as applicable).

(d)                                 Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.02 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.02, one of the events described in subsections (i)(i), (i)(ii) or (i)(iii) of Section 8.01 shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided, irrevocable and unconditional participating interest in the Swingline Loans to be refunded in an amount equal to its Applicable Percentage of the aggregate amount of such Swingline Loans.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt thereof, the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the

Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).  Notwithstanding the foregoing provisions of this Section 2.02(d), a Lender shall have no obligation to refund a Swingline Loan pursuant to Section 2.02(b) if (i) a Default shall exist at the time such refunding is requested by the Swingline Lender, (ii) such Default had occurred and was continuing at the time such Swingline Loan was made by the Swingline Lender and (iii) such Lender notified the Swingline Lender in writing, not less than one Business Day prior to the making by the Swingline Lender of such Swingline Loan, that such Default has occurred and is continuing and that such Lender will not refund Swingline Loans made while such Default is continuing.

(e)                                  In order to facilitate the borrowing of Swingline Loans, the Borrower and the Swingline Lender may mutually agree to, and are hereby authorized to, enter into an Autoborrow Agreement in form and substance satisfactory to the Administrative Agent and the Swingline Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Swingline Lender of Swingline Loans under the conditions set forth in such agreement.  At any time an Autoborrow Agreement is in effect, the requirements for Swingline Loans set forth in the immediately preceding paragraph shall not apply, and all Swingline Loans shall be made in accordance with the Autoborrow Agreement; provided that any automatic advance made by Bank of America in reliance of the Autoborrow Agreement shall be deemed a Swingline Loan as of the time such automatic advance is made notwithstanding any provision in the Autoborrow Agreement to the contrary.  For purposes of determining the Facility Usage under the Aggregate Commitments at any time during which an Autoborrow Agreement is in effect, the Facility Usage of all Swingline Loans shall be deemed to be the amount of the Swingline Sublimit.  For purposes of any Swingline Loan pursuant to the Autoborrow Agreement, all references to Bank of America in the Autoborrow Agreement shall be deemed to be a reference to Bank of America, in its capacity as Swingline Lender hereunder.

2.03                        Requests for New Loans.  The Borrower must give to the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Loans to be funded by Lenders, except, with regard to Swingline Loans subject to an Autoborrow Agreement.  Each such notice must:

(a)                                 specify (i) the aggregate amount of any such Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, (ii) the aggregate amount of any such Borrowing of Fixed Period Eurodollar Loans, the date on which such Fixed Period Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period, or (iii) the aggregate amount of any such Borrowing of Swingline Loans, the date on which such Swingline Loans are to be advanced, and whether such Swingline Loans are Base Rate Loans or Daily Floating Eurodollar Loans;

(b)                                 be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice;

(c)                                  with regard to Swingline Loans, be given by (A) telephone or (B) a Swingline Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice;

(d)                                 be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Base Rate Loans or Swingline Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made;

provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing.

Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Loan Notice requesting Revolving Credit Loans, the Administrative Agent shall give each Lender prompt notice of the terms thereof.  Upon receipt of any such Loan Notice requesting Swingline Loans, the Administrative Agent shall give the Swingline Lender prompt notice of the terms thereof.  In the case of Revolving Credit Loans, if all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly, and in no event later than 2:00 p.m., remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower.  In the case of Swingline Loans, if all conditions precedent to such new Loans have been met, the Swingline Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Swingline Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Swingline Loan have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.02(b).

2.04                        Continuations and Conversions of Existing Loans.  The Borrower may make the following elections with respect to Revolving Credit Loans already outstanding:  to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration.  In making such elections, the Borrower may combine existing Revolving Credit Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Revolving Credit Loans made pursuant to one Borrowing into separate new Borrowings, provided, that (i) the Borrower may have no more than twelve (12) Borrowings of Eurodollar Loans outstanding at any time, (ii) the aggregate amount of all Base Rate Loans in any Borrowing must be equal to

$5,000,000 or any higher integral multiple of $1,000,000, and (iii) the aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $5,000,000 or any higher integral multiple of $1,000,000.  To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing.  Each such notice must:

(a)                                 specify the existing Loans which are to be Continued or Converted;

(b)                                 specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)                                  be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice;

(d)                                 be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur;

provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Conversion or Continuation.

Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Loan Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof.  Each Loan Notice shall be irrevocable and binding on the Borrower.  During the continuance of any Event of Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect without the consent of the Majority Lenders.  If (due to the existence of an Event of Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Fixed Period Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Fixed Period Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period.  No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any

Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.

2.05                        Use of Proceeds.  The Borrower shall use the proceeds of all Loans (a) to refinance the Existing Credit Agreement, (b) for working capital purposes, (c) for purchases of common Equity Interests of the Borrower or other Distributions, (d) for acquisitions of assets or Equity Interests otherwise permitted under the terms of this Agreement and (e) for general business purposes.  The Letters of Credit shall be used for general business purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.  The Borrower represents and warrants that the Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

2.06                        Prepayments of Loans.  The Borrower may, upon three Business Days’ notice by delivery of a Notice of Loan Prepayment to the Administrative Agent (which notice shall be irrevocable except that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied, and the Administrative Agent will promptly give notice to the other Lenders), from time to time and without premium or penalty (other than Eurodollar Loan breakage costs, if any, pursuant to Section 3.05) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $5,000,000 or any higher integral multiple of $1,000,000.  Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

2.07                        Letters of Credit.  Subject to the terms and conditions hereof, during the Commitment Period the Borrower may request LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit for the account of the Borrower or any or its Subsidiaries, provided that:

(a)                                 after taking such Letter of Credit into account, (i) the Facility Usage does not exceed the Aggregate Commitments at such time, (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the outstanding amount of all LC Obligations, plus such Lender’s Applicable Percentage of the outstanding amount of all Swingline Loans does not exceed such Lender’s Commitment, and (iii) the outstanding amount of the LC Obligations does not exceed the Letter of Credit Sublimit;

(b)                                 the expiration date of such Letter of Credit is (i) prior to the Letter of Credit Expiration Date with respect to Letters of Credit not to exceed an aggregate face amount of $75,000,000, and (ii) otherwise, prior to the earlier of (A) 365 days after the issuance thereof, provided that such Letter of Credit may provide for automatic extensions of such expiration date (such Letter of Credit an “Auto-Extension Letter of Credit”) for additional periods of 365 days thereafter by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the LC Issuer, the Borrower shall not be required to make a specific request to the LC Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (b); provided, however, that the LC Issuer shall not permit any such extension if (x) the LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of this clause (b) or Section 2.07(e) or otherwise), or (y) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the LC Issuer not to permit such extension;

(c)                                  the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

(d)                                 such Letter of Credit is in form and upon terms as shall be acceptable to LC Issuer in its sole and absolute discretion;

(e)                                  the LC Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing the Letter of Credit, or any Law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the LC Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuer in good faith deems material to it;

(B)                               the issuance of the Letter of Credit would violate one or more policies of the LC Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and the LC Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit; or

(D)                               the Letter of Credit is to be denominated in a currency other than Dollars;

(f)                                   no Lender is at the time of such request a Defaulting Lender or, if a Defaulting Lender then exists, the LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the LC Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which the LC Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(g)                                  the LC Issuer shall be under no obligation to amend any Letter of Credit if (A) the LC Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit;

(h)                                 the LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the LC Issuer;

(i)                                     all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied;

(j)                                    any LC Issuer will honor any such request if the foregoing conditions (a) through (j) (the “LC Conditions”) have been met as of the date of issuance, amendment, or extension of such Letter of Credit; and

(k)                                 for so long as any Letter of Credit issued by an LC Issuer is outstanding, such LC Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an LC Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit I, appropriately completed with the information for every outstanding Letter of Credit issued by such LC Issuer.

2.08                        Requesting Letters of Credit.  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the LC Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the LC Issuer, by personal delivery or by any other means acceptable to the LC Issuer.  Such Letter of Credit Application must be received by the LC Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the LC Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the purpose and nature of the requested Letter of Credit; and (viii) such other matters as the LC Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the LC Issuer may require.  Additionally, the Borrower shall furnish to the LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the LC Issuer or the Administrative Agent may require.  If any provisions of any Issuer Document conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

(b)                                 Promptly after receipt of any Letter of Credit Application, the LC Issuer will confirm with the Administrative Agent (by telephone, in writing or by electronic transmission using the system provided by the LC Issuer) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the LC Issuer will provide the Administrative Agent with a copy thereof.  Unless the LC Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the LC Issuer shall on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(c)                                  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the LC Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.09                        Reimbursement and Participations.

(a)                                 Reimbursement.  Each Matured LC Obligation shall constitute a loan by LC Issuer to the Borrower.  The Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation together with interest thereon (i) at the Base Rate plus the Applicable Rate for Base Rate Loans to and including the second Business Day after the Matured LC Obligation is incurred, subject to Section 2.09(b), and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter.

(b)                                 Letter of Credit Advances.  If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then not later than 11:00 a.m. on the date of any payment by the LC Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the LC Issuer through the Administrative Agent in an amount equal to such Matured LC Obligation.  If the Borrower fails to so reimburse the LC Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed Matured LC Obligation (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice), provided that for the purposes of the first sentence of Section 2.01, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.  Any notice given by the LC Issuer or the Administrative Agent pursuant to this Section 2.09(b) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)                                  Participation by Lenders.  LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Applicable Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the LC Issuer shall notify the Borrower and the Administrative Agent thereof.  Each Lender shall upon any notice pursuant to Section 2.09(b) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the LC Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the LC Issuer.

(d)                                 Payments Over.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate.

(e)                                  Distributions to Participants.  Whenever LC Issuer has in accordance with this Section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(f)                                   Calculations.  A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

(i)                                     Obligations Absolute.  The Borrower’s obligation to reimburse Matured LC Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iv) waiver by the LC Issuer of any requirement that exists for the LC Issuer’s protection and not the protection of the Borrower or any waiver by the LC Issuer which does not in fact materially prejudice the Borrower, (v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, (vi) any payment made by the LC Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable, (vii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such

Letter of Credit, or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Role of LC Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable or responsible for any of the matters described in clauses (a) through (k) of Section 2.07; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the LC Issuer, and the LC Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the LC Issuer’s willful misconduct or gross negligence or the LC Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The LC Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(h)                                 Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the LC Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the LC Issuer shall not be responsible to the Borrower for, and the LC Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the LC Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the LC Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(d)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the LC Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.10                        No Duty to Inquire.

(a)                                 Drafts and Demands.  LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter.  LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved.  The Borrower releases LC Issuer and each Lender from, and agrees to hold LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer or Lender, provided only that no LC Issuer or Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b)                                 Extension of Maturity.  If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased or decreased at the request of the Borrower, this Agreement shall be binding upon the Borrower and all of its Subsidiaries with respect to such Letter of Credit as so extended, increased, decreased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender in accordance with such extension, increase, decrease or other modification.

(c)                                  Transferees of Letters of Credit.  If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and the Borrower releases LC Issuer and each Lender from, and agrees to hold LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer or Lender, provided only that neither LC Issuer nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

2.11                        Existing Letters of Credit.

The Existing Letters of Credit shall be deemed to have been issued hereunder as of the Closing Date, automatically and without further action.

2.12                        Interest Rates and Fees.

(a)                                 Interest Rates.  Unless the Default Rate shall apply, (i) each Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Rate for Base Rate

Loans in effect on such day, (ii) each Fixed Period Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Fixed Period Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, and (iii) each Swingline Loan shall bear interest on each day outstanding at (A) the Base Rate plus the Applicable Rate for Base Rate Loans in effect on such day or (B) the Daily Floating Eurodollar Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, as applicable.  During a Default Rate Period, the portion of all Loans and other Obligations that are then overdue shall bear interest on each day outstanding at the applicable Default Rate.  The interest rate shall change whenever the applicable Base Rate, the Fixed Period Eurodollar Rate, the Daily Floating Eurodollar Rate or the Applicable Rate for Base Rate Loans or Eurodollar Loans changes.  In no event shall the interest rate on any Loan exceed the Maximum Rate.

(b)                                 Commitment Fees.  In consideration of each Lender’s commitment to make Loans, the Borrower will pay to the Administrative Agent for the account of each Lender a commitment fee determined on a daily basis equal to the Applicable Rate for commitment fees in effect on such day times such Lender’s Applicable Percentage of the unused portion of the Aggregate Commitments on each day during the Commitment Period, determined for each such day by deducting from the amount of the Aggregate Commitments at the end of such day the Facility Usage.  For the purposes of calculating the commitment fee pursuant to this subsection (b), the aggregate amount of outstanding Swingline Loans shall not be included in the term Facility Usage.  This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(c)                                  Letter of Credit Fees.  In consideration of LC Issuer’s issuance of any Letter of Credit, the Borrower agrees to pay to the Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate for Eurodollar Loans then in effect (or the Default Rate during the Default Rate Period) applicable each day times the face amount of such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the LC Issuer pursuant to Section 2.07 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the LC Issuer for its own account.  Such fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable in arrears on the last day of each Fiscal Quarter.  In addition, the Borrower will pay a minimum administrative issuance fee with respect to each Letter of Credit at the rate per annum specified in the LC Issuer’s Fee Letter and such other fees and charges customarily charged by the LC Issuer in respect of any issuance, amendment or negotiation of any Letter of Credit in accordance with the LC Issuer’s published schedule of such charges effective as of the date of such amendment or negotiation; such fees will be payable to the Administrative Agent for the account of the LC Issuer in arrears on the last day of each Fiscal Quarter.

(d)                                 Administrative Agent’s Fees.  In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Borrower will pay fees to the Administrative Agent as described in the applicable Fee Letter.

(e)                                  Calculations and Determinations.  All calculations of interest chargeable with respect to the Eurodollar Rate and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days.  All calculations under the Loan Documents of interest chargeable with respect to the “prime rate” (as defined in the definition of “Base Rate”)  shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.

(f)                                   Past Due Obligations.  The Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Borrower has in this Agreement promised to pay to such Lender and which are not paid when due.  Such interest shall accrue from the date such Obligations become due until they are paid.

2.13                        Evidence of Debt.

(a)                                 Credit Extensions.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business and by the Register.  The Register and the accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender in respect of such matters and the Register, the Register shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 Letters of Credit; Swingline Loans.  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made (i) with respect to Revolving Credit Loans, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, and (ii) with respect to Swingline Loans, to the Administrative Agent, for the account of the Swingline Lender.  Each such payment shall be made at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each such payment with respect to Revolving Credit Loans in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                           (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.15                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)                                 if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)                                 the provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.19, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Unrestricted Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower and each Subsidiary consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such entity rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such entity in the amount of such participation.

2.16                        Reductions in Commitment.  The Borrower shall have the right from time to time to permanently reduce the Aggregate Commitments, provided that (i) notice of such reduction is given not less than two Business Days prior to such reduction, (ii) the resulting Aggregate Commitments are not less than the Facility Usage, and (iii) each partial reduction shall be in an amount at least equal to $5,000,000 and in multiples of $1,000,000 in excess thereof.  Such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

2.17                        Increase in Aggregate Commitments.

(a)                                 The Borrower shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Aggregate Commitments (an “Increase”) by adding, subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Lenders (collectively, the “New Lenders”) or by allowing one or more Lenders to increase their respective Commitments; provided however that: (i) prior to and after giving effect to the Increase, no Default or Event of Default shall have occurred hereunder and be continuing, (ii) no such Increase shall cause the sum of the Aggregate Commitments to exceed $1,500,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s consent and (iv) such Increase shall be evidenced by a commitment increase agreement or an amendment to this Agreement (the “Increase Agreement”) in form and substance acceptable to the Administrative Agent and executed by the Borrower, the Administrative Agent, New Lenders, if any, and Lenders increasing their Commitments, if any, and which shall indicate the amount and allocation of such Increase and the effective date of such Increase (the “Increase Effective Date”).  Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable Increase Agreement shall be a “Lender” for all purposes under this Agreement on the applicable Increase Effective Date.  The Borrower shall borrow and prepay Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Loans of each Lender ratable with such Lender’s revised Applicable Percentage after giving effect to any nonratable Increase under this Section.

(b)                                 As a condition precedent to each Increase pursuant to subsection (a) above, the Borrower shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance satisfactory to the Administrative Agent:

(i)                                a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower certifying that each of the conditions to such increase set forth in this Section shall have occurred and been complied with and that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties are true and correct in all respects) on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties were true and correct in all respects) as of such earlier date, and (B) no Default or Event of Default exists;

(ii)                             such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with such Increase Agreement, and such documents and certifications as the Administrative Agent may require to evidence that the Borrower and each Guarantor are validly existing and in good standing in their jurisdiction of organization; and

(iii)                          a favorable opinion of the respective counsel to the Borrower and the Guarantors, relating to such Increase Agreement, addressed to the Administrative Agent and each Lender.

The loans and commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Collateral Documents.

2.18                        Extension of Maturity Date; Removal of Lenders.

(a)                                 Subject to the remaining terms and provisions of this Section 2.18, the Borrower shall have the option to twice extend the Maturity Date for a period of one year (each such option shall be referred to herein as an “Extension Option”).  In connection with the Extension Option, the Borrower may, by written notice to the Administrative Agent (a “Notice of Extension”), not later than 30 days prior to the then effective Maturity Date, advise the Lenders that it requests an extension of the then effective Maturity Date (such then effective Maturity Date being the “Existing Maturity Date”) by one year, effective on the Existing Maturity Date.  The Administrative Agent will promptly, and in any event within five Business Days of the receipt of any such Notice of Extension, notify the Lenders of the contents of each such Notice of Extension.

(b)                                 Each Notice of Extension shall (i) be irrevocable and (ii) constitute a representation by the Borrower that (A) no Event of Default or Default has occurred and is continuing and no event or circumstance has occurred that has had a Material Adverse Effect, and (B) the representations and warranties contained in Article V are correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality, in which case such representations and warranties are correct in all respects) on and as of the date Borrower provides any Notice of Extension, as though made on and as of such date (unless any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be correct as of such earlier date).

(c)                                  In the event a Notice of Extension is given to the Administrative Agent as provided in Section 2.18(a) and the Administrative Agent notifies a Lender of the contents thereof, such Lender shall, on or before the day that is 15 days following the date of Administrative Agent’s receipt of said Notice of Extension, advise the Administrative Agent in writing whether or not such Lender consents to the extension requested thereby and if any Lender fails so to advise the Administrative Agent, such Lender shall be deemed to have not consented to such extension.  If the Majority Lenders so consent (the “Consenting Lenders”) to such extension, which consent may be withheld in their sole and absolute discretion, the Maturity Date and the Commitments of the Consenting Lenders shall be automatically extended to the same date in the year following the Existing Maturity Date (the “Extended Maturity Date”) and the Maturity Date as to any and all Lenders who have not consented (the “Non-Consenting Lenders”) shall remain as the Existing Maturity Date, subject to Section 2.18(d).  The Administrative Agent shall promptly notify the Borrower and all of the Lenders of each written notice of consent given pursuant to this Section 2.18(c).

(d)                                 The Borrower may replace any Non-Consenting Lender at any time on or before the Existing Maturity Date with an assignee (including, for the avoidance of doubt, with a Consenting Lender) in accordance with and subject to Section 10.13 and Section 10.06, including consents required under Section 10.06, provided that such assignee has consented to the extension of the Existing Maturity Date to the Extended Maturity Date then in effect, and upon such replacement, the Maturity Date with respect to the Loans and Commitments of such replacement Lender shall be the Extended Maturity Date.

(e)                                  If all of the Commitments of the Non-Consenting Lenders are not replaced on or before the Existing Maturity Date, then the Commitments of each Non-Consenting Lender not so replaced shall terminate on the Existing Maturity Date, and the Borrower shall fully repay on the Existing Maturity Date the Loans (including, without limitation, all accrued and unpaid interest and unpaid fees), if any, of such Non-Consenting Lenders, which shall reduce the aggregate Commitments accordingly.  Following the Existing Maturity Date, the Non-Consenting Lenders shall have no further obligations under this Agreement, including, without limitation, that such Non-Consenting Lenders shall have no obligation to purchase participations in Letters of Credit.

2.19                        Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of the Administrative Agent or the LC Issuer (i) if the LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding LC Obligations in an amount not less than the Minimum Collateral Amount.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the LC Issuer or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount not less than the Minimum Collateral Amount to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America, N.A. provided that Administrative Agent may invest any Cash Collateral provided by the Borrower in such Cash Equivalents as the Administrative Agent may choose in its sole discretion.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the LC Issuer and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, Cash Equivalents, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.19(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.19 or Sections 2.02, 2.07, 2.20 or 8.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the LC Issuer or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.20                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                             Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the LC Issuer or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the LC Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swingline Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made or created at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(c).

(iv)                         Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.02 and 2.09, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, the conditions set forth in Section 4.02 are satisfied; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(v)                            Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swingline Lender and the LC Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.20(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the LC Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 LC Issuer.  For purposes of this Section 3.01, the term “Lender” includes the LC Issuer and the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment to a Recipient by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower or applicable Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  Without duplication of Section 3.01(b), the Borrower shall indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, that the Borrower shall not indemnify any Recipient for any penalties, interest and reasonable expenses arising solely from (i) such Recipient’s failure to notify the Borrower of such Indemnified Taxes within 180 days after such Recipient has actual knowledge of such Indemnified Taxes or (ii) such Recipient’s gross negligence or willful misconduct.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.  (i) If any Lender or the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or Administrative Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                             Without limiting the generality of the foregoing,

(A)                               if any Lender or the Administrative Agent is a U.S. Person, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               if any Foreign Lender or an Administrative Agent that is not a U.S. Person is legally entitled to do so, it shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender or Administrative Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such

Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)                              to the extent a Foreign Lender or Administrative Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender or Administrative Agent that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.                                          Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the LC Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the LC Issuer;

(ii)                             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, or other liabilities or capital attributable thereto; or

(iii)                          impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the LC Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the LC Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the LC Issuer or other Recipient, the Borrower will pay to such Lender, the LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  Any Lender or the LC Issuer that makes a demand for additional amounts under this Section 3.04 shall deliver to the Borrower a certificate setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, and setting forth in reasonable detail the basis for calculating such amounts, which certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan or a Daily Floating Eurodollar Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Fixed Period Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits).  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed Period Eurodollar Loan made by it at the Fixed Period Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Fixed Period Eurodollar Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the LC Issuer, or any Governmental Authority for the account of any Lender or the LC Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the LC Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the LC Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the LC Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the LC Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the LC Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07                        Survival.

All of the Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of the LC Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent shall have received all of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)                                counterparts of this Agreement executed by the Borrower and each Lender;

(ii)                             the Pledge and Security Agreement, executed by the parties thereto and all UCC financing statements and other documents or instruments necessary to perfect the security interests created by the Pledge and Security Agreement;

(iii)                          each of the Holdings Guaranty and the Subsidiary Guaranty, each executed by the parties thereto;

(iv)                         a Note executed by the Borrower in favor of each Lender requesting a Note;

(v)                            such certificate of resolutions or other action, incumbency certificate and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or such Guarantor is a party;

(vi)                         such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor are duly organized or formed, and that the Borrower and each Guarantor are validly existing, in good standing and qualified to engage in business in its jurisdiction of formation;

(vii)                      a favorable opinion of Latham & Watkins LLP, counsel to the Borrower and the Guarantors, in form and substance satisfactory to Administrative Agent, addressed to the Administrative Agent and each Lender;

(viii)                   a certificate of a Responsible Officer of the Borrower and each Guarantor either (A) certifying that all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the Guarantors and the validity against the Borrower and the Guarantors of the Loan Documents to which they are a party, and such consents, licenses and approvals are in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)                         a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there does not exist any pending or threatened litigation, proceeding under any Debtor Relief Law, or other proceeding in respect of the initial Credit Extension or the Loan Parties that could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x)                            evidence satisfactory to it that (A) all Loans (as defined in the Existing Credit Agreement (but excluding the Existing Letters of Credit)) of the Lenders (as defined in the Existing Credit Agreement) shall have been or shall concurrently be repaid in full, together with any accrued interest thereon and any accrued fees payable to such Lenders under the Existing Credit Agreement to the Closing Date, (B) the commitments under the Existing Credit Agreement of such Lenders shall have been or shall concurrently be terminated and (C) any Liens granted in connection with the Existing Credit Agreement have been, or shall concurrently be, released; and

(xi)                         the Initial Financial Statements.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 The Lenders shall have received at least three (3) Business Days prior to the Closing Date, to the extent requested in writing at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(e)                                  All filings, recordations and searches necessary in connection with the liens and security interests granted by the Collateral Documents shall have been duly made (or arrangements for such filings and recordations to be made by the Collateral Agent or its counsel shall have been made), and all filing and recording fees and taxes shall have been duly paid.

(f)                                   The Administrative Agent shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its Subsidiaries; and the Collateral Agent shall have received endorsements naming the Collateral Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its Subsidiaries forming part of the Collateral.

(g)                                  The Collateral Agent shall have received satisfactory evidence that the Collateral Agent (on behalf of the Lenders) shall have a valid and perfected first priority Lien (subject to Permitted Liens) in the Collateral.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  No Lender has any obligation to make any Credit Extension (including its first), and the LC Issuer has no obligation to make any LC Credit Extension (including its first), unless the following conditions precedent have been satisfied:

(a)                                 The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Credit Extension, both before and after giving effect to such Credit Extension,  provided, however, for purposes of this Section 4.02, (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, (ii) the representations and warranties contained in Section 5.06(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01 and (iii) the representation and warranty contained in Section 5.06(b) shall not need to be true and correct on any date after the date of the initial Credit Extension; and

(b)                                 At the time of and immediately after giving effect to such Credit Extension, no Default shall have occurred and be continuing.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender that:

5.01                        No Default.  No event has occurred and is continuing which constitutes a Default.

5.02                        Organization and Good Standing.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each of the Borrower and its Subsidiaries is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.03                        Authorization.  Each of the Borrower and its Subsidiaries has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

5.04                        No Conflicts or Consents.  The execution and delivery by the Borrower and each Subsidiary of the Loan Documents to which it is a party, the performance the Borrower and each Subsidiary of its respective obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of the Borrower, any Subsidiary or the General Partner, or (3) any material Contractual Obligation, judgment, license, order or permit applicable to or binding upon the Borrower, any Subsidiary or the General Partner, (ii) result in the acceleration of any Indebtedness owed by the Borrower, any of its Subsidiaries, any of its Unrestricted Subsidiaries or the General Partner, or (iii) other than as provided in the Collateral Documents, result in or require the creation of any Lien upon any assets or properties of the Borrower, any of its Subsidiaries or the General Partner, except, in each case, with respect to the preceding clauses (i) through (iii), as could not reasonably be expected to have a Material Adverse Effect.  Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document or to consummate any transactions contemplated by the Loan Documents.  Neither the Borrower nor any Subsidiary is in breach of or in default under any instrument, license or other agreement applicable to or binding upon such entity, which breach or default has had, or could reasonably be expected to have a Material Adverse Effect.

5.05                        Enforceable Obligations.  This Agreement is, and the other Loan Documents to which any Loan Party is a party when duly executed and delivered will be, legal, valid and binding obligations of such Loan Party enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

5.06                        Initial Financial Statements; No Material Adverse Effect.

(a)                                 The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements.  The Initial Financial Statements were prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end adjustments and absence of footnotes.  The Initial Financial Statements fairly present in all material respects the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the period thereof.

(b)                                 Since the date of the December 31, 2013 Initial Financial Statements, no event or circumstance has occurred that has had a Material Adverse Effect.

5.07                        Taxes.  Each of the Borrower and its Subsidiaries has timely filed all Tax returns and reports required to have been filed and has paid all Taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent that any of the foregoing (i) is not yet due, is being in good faith contested as permitted by Section 6.06 or (ii) could not reasonably be expected to have a Material Adverse Effect.

5.08                        Full Disclosure.  No written certificate, statement or other information (other than projections and other forward looking information and information of a general economic or industry-specific nature), taken as a whole, delivered herewith or heretofore by any Loan Party to any Lender in connection with the negotiation of the Loan Documents or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made.

5.09                        Litigation.  Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no actions, judgments, injunctions, orders, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of the Borrower, threatened, by or before any Tribunal against the Borrower or any of its Subsidiaries or against any property of the Borrower or any of its Subsidiaries.

5.10                        ERISA.  All currently existing ERISA Plans are listed in the Disclosure Schedule.  Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects.  No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA.  Except as set forth in the Disclosure Schedule:  (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.

5.11                        Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.12                        Environmental Compliance.   The Borrower and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof have reasonably concluded that, except as specifically disclosed in Schedule 5.12, they:  (a) to the best of their knowledge, are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) to the best of their knowledge, are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws or that may lead to claim for cleanup costs, remedial work, reclamation, conservation, damage to natural resources or personal injury or to the issuance of a stop-work order, suspension order, control order, prevention order or clean-up order, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) to the best of their knowledge, are not subject to any federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which may lead to a proceeding referred to in (b) above; (e) have not filed any notice under any applicable Environmental Laws indicating past or present treatment, storage or disposal of, or reporting a release or Hazardous Materials into the environment where the circumstances surrounding such notice would reasonably be expected to have a Material Adverse Effect; and (f) possess, and are in compliance with, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, such authorizations would not reasonably be expected to have a Material Adverse Effect.

5.13                        Margin Regulations; Investment Company Act.

(a)                                 No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 No Loan Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14                        OFAC; Sanctions; Anti-Corruption Laws.

(a)                                 To the extent applicable, the Borrower and the Subsidiaries are in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) applicable anti-corruption laws.  None of the Borrower or any Subsidiary, or to the knowledge of any such Person, any director, officer, employee, agent, or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

(b)                                 No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute or provide for, or has otherwise been made available to, (i) fund any activity or business in a Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions or (ii) fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions or (iii) in any other manner that will result in a violation by the Borrower or any of its Subsidiaries of Sanctions.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and payable) shall remain unpaid, or any Letter of Credit shall remain outstanding and shall not have been Cash Collateralized, the Borrower covenants and agrees that:

6.01                        Books, Financial Statements and Reports.  The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP and will furnish the following statements and reports to the Administrative Agent, for distribution to each Lender, at the Borrower’s expense:

(a)                                 As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Borrower for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a).  Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)                                 As soon as available, and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and the Borrower’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter (except in the case of the statement of cash flows) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b) for any of the first three Fiscal Quarters of a Fiscal Year.  Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year.  In addition the Borrower will, together with each such set of financial statements under this subsection (b) and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate, signed on behalf of the Borrower by the chief financial officer, principal accounting officer or treasurer of the General Partner, setting forth that such financial statements are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments and the absence of footnotes), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.12, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c)                                  Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Commission and of all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (e)  above on the date that such information is posted at the Borrower’s website on the Internet or at such other website as notified to the Lenders.

(d)                                 Prompt written notice of any change (but in no event later than ten (10) Business Days after such change, unless otherwise agreed by the Administrative Agent) in any Loan Party’s (i) name, (ii) identity or organizational form or jurisdiction of incorporation, or (iii) Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless, promptly therewith (but in no event later than ten (10)  Business Days after such change, unless otherwise agreed by the Administrative Agent), it shall have provided the Administrative Agent with all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(e)                                  Prior to the first achievement by the Borrower of an Investment Grade Rating, at the time of delivery of financial statements pursuant to Section 6.01(a) or (b), if Collateral consists of any property other than (1) the property that was Collateral on the Closing Date and (2) property that constitutes Collateral as a result of an after-acquired provision in any Collateral Document, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower (i) either confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each applicable governmental, municipal or other appropriate office in each applicable jurisdiction to the extent necessary to protect and perfect the security interests under the Collateral Documents.

6.02                        Other Information and Inspections.  The Borrower will furnish to the Administrative Agent any information which the Administrative Agent, at the request of any Lender, may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with businesses and operations of the Borrower or any of its subsidiaries.  The Borrower will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours (which right to visit and inspect shall be limited to once during any Fiscal Year unless a Default has occurred and is continuing) any of the Loan Parties’ property, including books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and the Loan Parties shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with their officers, employees and, upon prior notice to the Borrower, its representatives.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees to use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03                        Notice of Material Events.  The Borrower will notify the Administrative Agent, for distribution to the LC Issuer and each Lender, promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than ten (10) Business Days in the case of any other subsection below, after any Responsible Officer or general counsel of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

(a)                                 the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect,

(b)                                 the occurrence of any Default,

(c)                                  the acceleration of the maturity of any Indebtedness owed by the Borrower or any of its Subsidiaries or of any default by the Borrower or any of its Subsidiaries under any Contractual Obligation of the Borrower or such Subsidiary, if such acceleration or default has had or could reasonably be expected to have a Material Adverse Effect,

(d)                                 the occurrence of any Termination Event,

(e)                                  the filing of any suit or proceeding, or the assertion in writing of a claim against the Borrower or any Material Subsidiary or with respect to the Borrower’s or any Material Subsidiary’s properties which could reasonably be expected to result in liability to Borrower or such Material Subsidiary in excess of $50,000,000;

(f)                                   the occurrence of any event of default by the Borrower or any of its Subsidiaries in the payment or performance of (i) any material obligations such Person is required to pay or perform under the terms of any indenture, mortgage, deed of trust, security agreement, lease, and franchise, or other agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, or (ii) any Indebtedness, to the extent, in the case of clauses (i) and (ii), such event of default could reasonably be expected to have a Material Adverse Effect; and

(g)                                  any announcement of any change in a Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to herein and stating what action the Borrower, Subsidiary or Material Subsidiary, as applicable, has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(b) shall describe with particularity any all provisions of this Agreement and if, applicable, other Loan Documents, that have been breached.

6.04                        Maintenance of Properties.  Except where it will not have a Material Adverse Effect, the Borrower and each Subsidiary will (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof, and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.05                        Maintenance of Existence and Qualifications.  The Borrower and each Subsidiary will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to maintain, preserve or qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect or such failure is otherwise not prohibited by Section 7.03.

6.06                        Payment of Obligations.  The Borrower and each Subsidiary will pay, before the same shall become delinquent or in default, its obligations, including Tax liabilities, except where (a) the validity or amount thereof is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.

6.07                        Insurance.  The Loan Parties will maintain or cause to be maintained with financially sound and reputable insurers which are not affiliates of the Loan Parties, insurance with respect to their properties and business and the properties and businesses of the Subsidiaries against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other business. Such insurance (a) shall, prior to the first achievement by the Borrower of an Investment Grade Rating, name the Administrative Agent as additional insured and loss payee, as applicable and (b) may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section the Borrower or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.

6.08                        Compliance with Law.  The Borrower and each Subsidiary will comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09                        Subsidiaries and Unrestricted Subsidiaries.

(a)                                 The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary, provided that the Borrower may not make such designation unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Subsidiaries have outstanding Indebtedness, other than Indebtedness permitted under Section 7.01, or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and Liens of the Borrower and its Subsidiaries), (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) prior to the first achievement by the Borrower of an Investment Grade Rating, after giving effect to such designation, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would be in compliance with Section 7.12 and (v) the Borrower has provided to the Administrative Agent a certificate of a Responsible Officer of the Borrower in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions has been satisfied.

(b)                                 The Borrower may designate any Subsidiary of the Borrower to be an Unrestricted Subsidiary, provided that all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation, and provided further that the Borrower may not make such designation unless at the time of such action and immediately after giving effect thereto (i) no Default or Event of Default shall exist, (ii) all representations and warranties herein will be true and correct in all material respects (or in all respect, to the extent any such representation or warranty is qualified by materiality) if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iii) the Investment represented by such designation is permitted under Section 7.05 and (iv) the Borrower has provided to the Administrative Agent a certificate of a Responsible Officer of the Borrower in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied.

(c)                                  Neither the Borrower nor any Subsidiary shall guarantee or otherwise become liable in respect of any Indebtedness of, grant any Lien on any of its property (other than Equity Interests of an Unrestricted Subsidiary owned by the Borrower or such Subsidiary) to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, other than Guarantees for the benefit of Unrestricted Subsidiaries not to exceed $25,000,000 at any one time outstanding.

(d)                                 With respect to any Material Subsidiary that is a Wholly Owned Subsidiary and a Domestic Subsidiary created or acquired after the Closing Date by the Borrower, the Borrower shall promptly and in no event later than ten (10) Business Days thereafter (or such longer period as may be acceptable to the Administrative Agent in its sole discretion) (i) cause such Subsidiary to become a party to (A) the Subsidiary Guaranty and (B) prior to the first achievement by the Borrower of an Investment Grade Rating, the Pledge and Security Agreement, (ii) provide written evidence reasonably satisfactory to the Administrative Agent that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty, Pledge and Security Agreement and any other documents which it is required to execute, (iii) prior to the first achievement by the Borrower of an Investment Grade Rating, pledge the Equity Interests in such Subsidiary as Collateral pursuant to the Pledge and Security Agreement and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

6.10                        Guaranty and Collateral.

(a)                                 The Borrower may from time to time cause certain Affiliates to execute and deliver guarantees of collection with respect to the Obligations which shall be substantially in the form of Exhibit C and limited in an amount determined by the Borrower.

(b)                                 Prior to the first achievement by the Borrower of an Investment Grade Rating, upon the formation or acquisition of any Material Subsidiary that is classified as a CFC and directly owned by a Loan Party, the Borrower shall, at Borrower’s sole expense within ten (10) Business Days after such formation or acquisition (or such longer period as may be agreed by the Collateral Agent in its sole discretion), cause such new Subsidiary, and cause each Loan Party that is a direct parent of such new Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent pledge agreements in form and substance reasonably satisfactory to the Administrative Agent that represent a pledge of 66% of the total voting power of the total outstanding Equity Interests of such new Subsidiary; provided, however, that no actions in any non-U.S. jurisdiction shall be required in order to create or to perfect any Liens in such Equity Interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

6.11                        Further Assurances.  At any time or from time to time upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause each Subsidiary to, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, the Borrower shall, and shall cause each Subsidiary to, take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiary Guarantors (to the extent required by this Agreement) and, prior to the Collateral Release Date, secured by the Collateral.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and payable) shall remain unpaid, or any Letter of Credit shall remain outstanding and shall not have been Cash Collateralized, the Borrower covenants and agrees that:

7.01                        Indebtedness.

(a)                                 Prior to the first achievement by the Borrower of an Investment Grade Rating, neither the Borrower nor any Subsidiary will in any manner owe or be liable for Indebtedness except:

(i)                                     the Obligations;

(ii)                                  (A) Indebtedness of the Borrower and the Subsidiaries owing to the Borrower or any other Subsidiaries outstanding as of the Closing Date, (B) additional Indebtedness by the Borrower and its Subsidiaries owing to Loan Parties; and (C) additional Indebtedness by Subsidiaries of the Borrower that are not Loan Parties owing to other Subsidiaries that are not Loan Parties; provided that if any such Indebtedness is owed to a Loan Party, such Indebtedness shall be pledged under the Pledge and Security Agreement and be subordinated pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to the Administrative Agent;

(iii)                               Guarantees incurred in the ordinary course of business by the Borrower or any Subsidiary Guarantor of obligations of the Borrower and any Subsidiary;

(iv)                              Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(v)                                 Indebtedness in respect of future payment for non-competition covenants, indemnifications, adjustments of purchase price or similar payments under agreements governing an acquisition, merger, consolidation or disposition by the Borrower or any Subsidiary;

(vi)                              Indebtedness of any Person that becomes a Subsidiary after the date hereof, incurred prior to the time such Person becomes a Subsidiary, that is not created in contemplation of or in connection with such Person becoming a Subsidiary and that is not assumed or Guaranteed by any other Subsidiary; Indebtedness secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and that is not assumed or Guaranteed by any other Subsidiary; and any Permitted Refinancing Debt in respect thereof;

(vii)                           Indebtedness existing on the Closing Date which is described on Schedule 7.01 and any Permitted Refinancing Debt in respect thereof;

(viii)                        Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(ix)                              Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, so long as such Indebtedness shall not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the underlying policy;

(x)                                 Indebtedness in respect of Capital Lease Obligations, purchase money obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets and any Permitted Refinancing Debt in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 7.5% of Consolidated Net Tangible Assets;

(xi)                              Indebtedness issued by the Borrower or any Finance Co, unsecured Guarantees thereof by the Borrower and the Subsidiary Guarantors and any Permitted Refinancing Debt in respect thereof; provided that (A) immediately prior to and after giving effect to the issuance of such Indebtedness, the Borrower is in pro-forma compliance with Section 7.12, (B) such Indebtedness’ scheduled maturity is no earlier than the Maturity Date, (C) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity (other than Indebtedness convertible into Equity Interests of the Borrower and (D) immediately prior to and after giving effect to the issuance of such Indebtedness, no Event of Default shall have occurred and be continuing.

(xii)                           limited recourse Indebtedness of the Borrower or any Subsidiary (A) constituting Indebtedness of the Borrower or such Subsidiary solely under clause (i) of the definition of “Indebtedness” and solely because of a Lien on a Joint Venture Interest owned by the Borrower or such Subsidiary to secure Indebtedness of such Person and its Subsidiaries and (B) whose holder’s sole recourse to Borrower or any Subsidiary is through such Lien on such Joint Venture Interests;

(xiii)                        unsecured Indebtedness owed to Energy Transfer Partners, L.P., Energy Transfer Equity, L.P., Holdings or any of its Subsidiaries; provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; and

(xiv)                       other Indebtedness in an aggregate principal amount not to exceed 10% of Consolidated Net Tangible Assets at any time outstanding.

(b)                                 After the first achievement by the Borrower of an Investment Grade Rating, no Subsidiary will in any manner owe or be liable for Indebtedness except:

(i)                                the Obligations;

(ii)                             Indebtedness of any Subsidiary owing to the Borrower or another Subsidiary;

(iii)                          Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(iv)                         Indebtedness in respect of future payment for non-competition covenants, indemnifications, adjustments of purchase price or similar payments under agreements governing an acquisition, merger, consolidation or disposition by the Borrower or any Subsidiary;

(v)                            Indebtedness of any Person that becomes a Subsidiary after the date hereof, incurred prior to the time such Person becomes a Subsidiary, that is not created in contemplation of or in connection with such Person becoming a Subsidiary and that is not assumed or Guaranteed by any other Subsidiary; and Indebtedness secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and that is not assumed or Guaranteed by any other Subsidiary and any Permitted Refinancing Debt in respect thereof;

(vi)                         Indebtedness existing on the Closing Date which is described on Schedule 7.01 and any Permitted Refinancing Debt in respect thereof;

(vii)                      Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(viii)                   Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, so long as such Indebtedness shall not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the underlying policy;

(ix)                         Indebtedness of any Subsidiary (A) constituting Indebtedness of such Subsidiary solely under clause (i) of the definition of “Indebtedness” and solely because of a Lien on a Joint Venture Interest owned by such Subsidiary to secure Indebtedness of such Person and its Subsidiaries and (B) whose holder’s sole recourse to any Subsidiary is through such Lien on such Joint Venture Interests;

(x)                            Indebtedness in respect of Capital Lease Obligations, purchase money obligations and Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets and any Permitted Refinancing Debt in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 5.0% of Consolidated Net Tangible Assets; and

(xi)                         Permitted Priority Debt.

7.02                        Limitation on Liens.  Neither the Borrower nor any Subsidiary will create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called “Permitted Liens”):

(a)                                 Liens existing on the date of this Agreement and listed in the Disclosure Schedule and any renewals or extensions thereof, provided that (i) the scope of property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.01(a)(vii) or 7.01(b)(vi), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(a)(vii) or 7.01(b)(vi);

(b)                                 Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;

(c)                                  pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of the Borrower or any Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of the Borrower or any Subsidiary in accordance with GAAP;

(e)                                  deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(g)                                  rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(h)                                 rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any Subsidiary or the use thereof or the rights and interests of the Borrower or any Subsidiary therein, in any manner under any and all Laws;

(i)                                     rights reserved to the grantors of any properties of the Borrower or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(j)                                    inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.01;

(k)                                 statutory Liens in respect of payables;

(l)                                     Liens securing Indebtedness permitted by Section 7.01(a)(vi) or 7.01(b)(v) or other obligations of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Indebtedness refinancing such obligations (but no increase to the principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing);

(m)                             after the date the Borrower first achieves an Investment Grade Rating, Liens on cash margin collateral or securities securing Hedging Contracts;

(n)                                  Liens in respect of operating leases covering only the property subject thereto;

(o)                                 Liens on Equity Interests of Unrestricted Subsidiaries or Joint Venture Interests securing Indebtedness of such Unrestricted Subsidiary or joint venture;

(p)                                 Liens securing Obligations;

(q)                                 Liens securing Capital Lease Obligations permitted by Section 7.01(a)(x) or Section 7.01(b)(xi); provided that such Lien shall not apply to any other property of the Borrower or any Subsidiary;

(r)                                    prior to the date the Borrower first achieves an Investment Grade Rating, Liens securing other Indebtedness in an aggregate amount not to exceed 10% of Consolidated Net Tangible Assets at any time outstanding; and

(s)                                   after the date the Borrower first achieves an Investment Grade Rating, Liens in respect of Permitted Priority Debt.

7.03                        Fundamental Changes.  The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets in each case, whether now owned or hereafter acquired; provided that if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge or consolidate with or into the Borrower in a transaction in which the surviving Person is (A) the Borrower or (B) another solvent Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia; provided that in the case of this clause (B) (i) such Person expressly assumes every obligation and covenant of the Borrower under this Agreement and the Loan Documents, pursuant to an assumption agreement reasonably acceptable to the Administrative Agent; and (ii) the Borrower shall deliver to the Administrative Agent (x) a certificate of a Responsible Officer stating that the such transaction complies with this Section and (y) all documentation and other information in respect of the surviving Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulation, including the PATRIOT Act that has been requested (provided that the Borrower and such surviving Person shall have been given at least two (2) Business Days to comply with any such request).  Upon any consolidation by the Borrower with, or merger into, any Person described in clause (B) above and satisfaction of the conditions specified in this Section, such Person will succeed to, and be substituted for, the Borrower.

7.04                        Distributions.

During the existence of a Default under Section 8.01(a), (b) or (i) or of any Event of Default, the Borrower will not declare, pay or make any Distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or apply any of its funds, property or assets to the purchase of any partnership interests in the Borrower.

7.05                        Investments.  Prior to the first achievement by the Borrower of an Investment Grade Rating, neither the Borrower nor any of its Subsidiaries will make an Investment in any

Person if (i) such Investment violates the Borrower’s or such Subsidiary’s partnership or other governing agreement, (ii) after giving effect to such Investment, the Borrower or such Subsidiary would not be in compliance with Section 7.06 or (iii) after giving effect to such Investment, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would not be in compliance with Section 7.12.

(b)                                 After the first achievement by the Borrower of an Investment Grade Rating, neither the Borrower nor any of its Subsidiaries will purchase or otherwise acquire the capital stock or other equity of any other Person if (i) such purchase or other acquisition violates the Borrower’s or such Subsidiary’s partnership or other governing agreement, or (ii) after giving effect to such purchase or other acquisition, the Borrower or such Subsidiary would not be in compliance with Section 7.06.

7.06                        Change in Nature of Businesses.  Neither the Borrower nor any Subsidiary will engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or, if substantially different therefrom, not permitted by the Borrower’s or such Subsidiary’s partnership or other governing agreement.

7.07                        Transactions with Affiliates.  Neither the Borrower nor any Subsidiary will directly or indirectly engage in any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any of its Affiliates except: (a) transactions among the General Partner, the Borrower and its Subsidiaries or among the Subsidiaries, subject to the other provisions of this Agreement, (b) transactions on terms which are no less favorable to the Borrower or such Subsidiary than those which would have been obtainable at the time in arm’s-length transactions with Persons that are not Affiliates, (c) investments or Guarantees in favor of Unrestricted Subsidiaries or joint ventures, in each case, not prohibited under this Agreement, (d) the transactions described on Schedule 7.07, and (e) any other transaction approved by the Conflicts Committee of the General Partner or with respect to which the Borrower has obtained a “fairness” opinion from an independent accounting, appraisal or investment banking firm of national standing.

7.08                        Burdensome Agreements.  Neither the Borrower nor any Subsidiary will enter into any material Contractual Obligation restricting the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower or a Material Subsidiary by way of Distributions, loans, advances, repayments of loans or advances, reimbursements of management and other intercompany changes, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly, to the Borrower or a Material Subsidiary, other than (a) agreements permitted by Section 7.01(a)(iv) or 7.01(b)(iv), (b) restrictions imposed by law or this Agreement, (c) customary restrictions and conditions contained in agreements relating to the purchase, sale or exchange of Equity Interests or assets pending such purchase or sale or similar agreements, (d) restrictions contained in, or existing by reason of, any agreement or instrument relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof and (e) restrictions contained in the governing documents of non-Wholly Owned Subsidiaries.

7.09                        Hedging Contracts.  The Borrower shall not, and shall not permit any Subsidiary to, be a party to or in any manner be liable on any Hedging Contract for speculative purposes.

7.10                        Limitation on Asset Sales.  Prior to the first achievement by the Borrower of an Investment Grade Rating, the Borrower shall not, and shall not permit any Subsidiary to, engage in any Disposition of any asset or Equity Interest except:

(a)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 ordinary-course-of-business Dispositions of (i) inventory; (ii) Cash Equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction); and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries and do not materially detract from the value or the use of the property which they affect;

(c)                                  Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must also be a Loan Party;

(e)                                  Dispositions permitted by Section 7.03;

(f)                                   Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable;

(g)                                  Dispositions of real property or non-operating assets;

(h)                                 Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any of the Subsidiaries;

(i)                                     Dispositions of Joint Venture Interests;

(j)                                    other Dispositions of property or assets in connection with the formation or operation of joint ventures permitted by this Agreement; and

(k)                                 any other Dispositions provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such Disposition and any concurrent repayment of Indebtedness, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would be in compliance with Section 7.12.

7.11                        Limitation on Prepayments of Indebtedness.  The Borrower shall not, and shall not permit any Subsidiary to, make any prepayment on Indebtedness that is expressly subordinated to the Obligations if: (i) a Default or Event of Default shall have occurred or be continuing or would result therefrom, or (ii) after giving effect to such prepayment, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would not be in compliance with Section 7.12.

7.12                        Leverage Ratio.  On each Quarterly Testing Date, the Leverage Ratio will not exceed (A) 5.50 to 1.00 at any time other than during a Specified Acquisition Period and (B) 6.00 to 1.00 during a Specified Acquisition Period.

7.13                        Sanctions.

Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to knowingly fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, LC Issuer, Swingline Lender or otherwise) of Sanctions.

7.14                        Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries shall fail to conduct their business in compliance with applicable anti-corruption laws in all material respects.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Each of the following events constitutes an Event of Default under this Agreement (each an “Event of Default”):

(a)                                 Any Loan Party fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)                                 Any Loan Party fails to pay any Obligation (other than the Obligations in subsection (a) above), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;

(c)                                  The Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.03 or Article VII;

(d)                                 Any Loan Party fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;

(e)                                  Any representation or warranty previously, presently or hereafter made in writing by any Loan Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(f)                                   (i) Any Loan Document, including any Guaranty, at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason other than as expressly permitted hereunder or thereunder (including because of its release by the Lenders or the Administrative Agent (as permitted under Section 9.10)) or the satisfaction in full of all Obligations, (ii) any Loan Document shall be declared null and void, (iii) the Borrower or any Subsidiary shall repudiate in writing its obligations under any Loan Document to which it is party, (iv) the Borrower or any Subsidiary shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is party, or (v) any Collateral Document or Guaranty ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof), or the Collateral Agent shall not have or shall cease to have, or any the Borrower or any Subsidiary shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control;

(g)                                  The Borrower or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) or Hedging Contract, beyond any grace period provided with respect thereto; provided that the aggregate outstanding principal amount of all such Indebtedness or payment obligation in respect of such Hedging Contract as to which such payment default shall occur and be continuing exceeds $50,000,000 or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, if such default or other event shall have resulted in the acceleration of the payment of any Indebtedness with an aggregate face amount that exceeds $50,000,000;

(h)                                 Either (i) any failure to satisfy the minimum funding standard (as defined in Section 412(a) of the Code) in excess of $50,000,000 with respect to any ERISA Plan, whether or not waived, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(i)                                     The Borrower or any Material Subsidiary:

(i)                           has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

(ii)                        (A) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or (B) is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)                     has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)                    has entered against it a final judgment for the payment of money in excess of $50,000,000 (in each case not covered by insurance or third party indemnification obligations satisfactory to the Administrative Agent), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v)                       suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, which assets have a value exceeding $50,000,000, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside; or

(j)                                    Any Change of Control occurs.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the then outstanding amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default described in subsections (i)(i), (i)(ii)(A) or (i)(iii) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (including proceeds of Collateral received from the Collateral Agent under the Collateral Documents or any Guaranty) shall, subject to the provisions of Sections 2.19 and 2.20, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer (including fees and time charges for attorneys who may be employees of any Lender or the LC Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Matured LC Obligations and other Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Matured LC Obligations, Obligations owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the LC Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the LC Issuer, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.07 and 2.19; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.09 and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Unrestricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the LC Issuer.

The Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-

agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                        Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swingline Lender, (b) the retiring LC Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer and Swingline Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Syndication Agents, Co-Documentation Agents or other Agents named herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Material Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts, in each case, to the extent due the Lenders, the LC Issuer and the Administrative Agent under Sections 2.12 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders), irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10                        Guaranty and Collateral Matters.

(a)                                 The Lenders (including in their capacities as a potential Hedge Bank and a potential Cash Management Bank) and the LC Issuer hereby irrevocably appoint and authorize Bank of America, N.A. to act as Collateral Agent under the Collateral Documents and Guaranty. Collateral may be released from the Lien and security interest created by the Collateral Documents and Guarantors may be released from their obligations under the applicable Guaranty at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided hereby. Upon the request of the Borrower, in connection with any transaction otherwise permitted hereunder, the Collateral Agent is authorized to release Collateral that is disposed of (or whose owner ceases to be the Borrower or a Guarantor) and Guarantors that cease to be required to be Guarantors under the Loan Documents and to execute any intercreditor arrangements or amendments to the Collateral Documents to reflect the pari passu or junior nature of any Liens associated with Indebtedness permitted to be incurred (and so secured) hereunder, in each case, pursuant to a transaction permitted by this Agreement. Upon receipt of such request, the Collateral Agent shall (and the Lenders (including in their capacities as a potential Cash Management Bank and a potential Hedge Bank) and the LC Issuer) irrevocably authorize the Collateral Agent to) execute, deliver or acknowledge (a) any necessary or proper instruments of termination, satisfaction or release to release (i) any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be required to be a Guarantor under the Loan Documents as a result of a transaction permitted hereunder and (ii) any Liens on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination or expiration of the Aggregate Commitments and payment in full of all Obligations (other than (1) those expressly stated to survive termination, (2) contingent indemnification obligations, and (3) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized in the Minimum Collateral Amount or as to which other arrangements satisfactory to the LC Issuer shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders or (b) any necessary or proper amendments to the Collateral Documents, instruments, intercreditor agreements or other agreements (i) to include any additional Indebtedness as a secured obligation under the Collateral Documents, and (ii) to reflect the pari passu or junior nature of any Lien securing the Collateral in respect of any such Indebtedness, in each case, pursuant to a transaction permitted by this Agreement.  Upon request by the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release any Guarantor from its obligations under the applicable Guaranty or to release any Collateral from the Collateral Documents, in either case, pursuant to this Section 9.10.

(b)                                 If at any time following the Closing Date the Borrower first achieves an Investment Grade Rating, the Liens under the Collateral Documents securing the Obligations shall automatically be released (the date of such release, the “Collateral Release Date”), whereupon the Collateral Agent shall use reasonable efforts to promptly file all such further releases, termination statements, documents, agreements, certificates and instruments and do such further acts as the Borrower may reasonably require to more effectively evidence or effectuate such release.

(c)                                  Each of the Holdings Guaranty and any guaranty delivered pursuant to Section 6.10(a) may be released upon written notice by the Borrower to the Collateral Agent, whereupon the Collateral Agent shall use reasonable efforts to promptly execute all such further agreements, certificates and instruments and do such further acts as the Borrower may reasonably require to more effectively evidence or effectuate such release.

The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and/or the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11                        Secured Cash Management Agreements and Secured Hedge Agreements.

No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent or the Collateral Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent or the Collateral Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X
MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or LC Obligation, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate;

(e)                                  change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                   change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)                                  other than in connection with a transaction permitted under this Agreement, release all or substantially all of the aggregate value of the Subsidiary Guaranty or, prior to the Collateral Release Date, release all or substantially all of the Collateral from the Collateral Documents, in each case without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor the principal owed to such Lender reduced nor the final maturity thereof extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (z) any modification of this sentence shall require the consent of all Lenders, including any Defaulting Lenders.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                if to the Borrower, the Administrative Agent, the Swingline Lender or the LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                             if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication

(including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Electronic Execution of Assignments and Certain Other Documents.  The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, none of the Administrative Agent, the Collateral Agent, the LC Issuer nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent, the Collateral Agent, the LC Issuer or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

(d)                                 The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR

OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)                                  Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the LC Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the LC Issuer and the Swingline Lender.

(f)                                   Reliance by Administrative Agent, LC Issuer and Lenders.  The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the LC Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the LC Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the LC Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and a single local counsel to Administrative Agent in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent, all Lenders and the LC Issuer and a single local counsel to all such Persons in each applicable jurisdiction), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of a single counsel for all such Indemnitees, a single local counsel for all such Indemnitees in each applicable jurisdiction and any additional counsel reasonably necessary as a result of an actual conflict of interest or a reasonable likelihood of a conflict of interest of any Indemnitee which, in the case of a conflict of interest, shall be limited to one firm of counsel for all Indemnitees similarly situated), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including the reasonable and documented fees and disbursements of a single counsel for Administrative Agent and any Lender and a single local counsel for all such Persons in each applicable jurisdiction, except where separate counsel is reasonable as a result of conflicts between or among Indemnitees) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute among Indemnitees (excluding any claims against any Indemnitee in its representative capacity or fulfilling its role as an administrative agent, collateral agent, arranger or similar role under any Loan Document) other than as a result of any act or omission by the Borrower or its Affiliates.  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender, or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender, or LC Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, but without limiting the indemnification in Section 10.04(b), neither the Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender or any other Lender shall assert, and each of the foregoing hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or a breach in bad faith of this Agreement by, such Indemnitee.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the LC Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Issuer or any Lender, or the Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                           Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                             Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.

(iii)                          No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                               the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D)                               the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                            No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)                         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the LC Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.   The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, Swingline Lender or LC Issuer sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations..  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Resignation as LC Issuer or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an LC Issuer and/or the Swingline Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such assigning Lender may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as LC Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swingline Lender hereunder, subject, however, to the acceptance of such appointment by the Lender selected by the Borrower; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Lender as LC Issuer or Swingline Lender, as the case may be.  If a Lender resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Matured LC Obligations pursuant to Section 2.09).  If a Lender resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.02(b).  Upon the appointment of a successor LC Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swingline Lender, as the case may be, and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning LC Issuer to effectively assume the obligations of the resigning LC Issuer with respect to such Letters of Credit.

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or to any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any Unrestricted Subsidiary relating to the Borrower or any Subsidiary or any Unrestricted Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary or any Unrestricted Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have.  Each Lender and the LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor or grantor under the Collateral Documents or any Guaranty shall be applied to any Excluded Swap Obligations of such Person.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the LC Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) in connection with any proposed amendment, modification, waiver or consent with respect to the provisions of this Agreement or the Loan Documents, the consent of the Majority Lenders shall have been obtained but the consent of one or more such other Lenders whose consent is required shall not have been obtained, (c) any Lender is a Non-Consenting Lender under Section 2.18 or is a Defaulting Lender or (d) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this

Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                               the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii)                            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal, interest and fees) or the Borrower (in the case of all other amounts);

(iii)                         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                        such assignment does not conflict with applicable Laws; and

(v)                           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any of the Arrangers or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18                 USA PATRIOT Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  The Borrower will comply with reasonable requests of any Lender for such information.

10.19                 Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the Collateral Agent, LC Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Collateral Agent, the Administrative Agent,

LC Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.20                 Time of the Essence.  Time is of the essence in connection with the Loan Documents.

10.21                 No Recourse. The parties hereto hereby acknowledge and agree that neither the General Partner nor any director, officer, employee, limited partner or shareholder of the Borrower or the General Partner shall have any personal liability in respect of the obligations of the Borrower under this Agreement and the other Loan Documents by reason of his, her or its status.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUSSER PETROLEUM PARTNERS LP

By:	SUSSER PETROLEUM PARTNERS GP LLC,
its general partner

	By:	/s/ Mary Sullivan
Name: Mary E. Sullivan
Title: Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

BANK OF AMERICA, N.A., as an LC Issuer, Swingline Lender and a Lender

By:	/s/ Adam Fey
Name:	Adam Fey
Title:	Director

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Denise Jones
Name:	Denise Jones
Title:	Assistant Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

COMPASS BANK,
as a Lender

By:	/s/ Umar Hassan
Name:	Umar Hassan
Title:	Senior Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Sherwin Brandford
Name:	Sherwin Brandford
Title:	Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

DNB CAPITAL LLC,
as a Lender

By:	/s/ Joe Hykle
Name:	Joe Hykle
Title:	Senior Vice President

By:	/s/ Andrea Ozbolt
Name:	Andrea Ozbolt
Title:	First Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:	/s/ John Preece
Name:	John Preece
Title:	Authorised Signatory

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

CITIBANK, N.A.
as a Lender

By:	/s/ Peter Kardos
Name:	Peter Kardos
Title:	Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Sam Miller
Name:	Sam Miller
Title:	Authorized Signatory

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

DEUTSCHE BANK AG - NEW YORK BRANCH,
as a Lender

By:	/s/ Chris Chapman
Name:	Chris Chapman
Title:	Director

By:	/s/ Shai Bandner
Name:	Shai Bandner
Title:	Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Tom Byargeon
Name:	Tom Byargeon
Title:	Managing Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Mark Lumpkin, Jr.
Name:	Mark Lumpkin, Jr.
Title:	Authorized Signatory

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

SUNTRUST BANK,
as a Lender

By:	/s/ Scott Mackey
Name:	Scott Mackey
Title:	Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick Jeffrey
Name:	Patrick Jeffrey
Title:	Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Nathan Starr
Name:	Nathan Starr
Title:	Assistant Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

BMO HARRIS FINANCING, INC.,
as a Lender

By:	/s/ Philip Langheim
Name:	Philip Langheim
Title:	Managing Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

BNP PARIBAS,
as a Lender

By:	/s/ Mark Renaud
Name:	Mark Renaud
Title:	Managing Director

By:	/s/ Joanna Lau
Name:	Joanna Lau
Title:	Vice President

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
as a Lender

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

By:	/s/ Dixon Schultz
Name:	Dixon Schultz
Title:	Managing Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

ING CAPITAL LLC,
as a Lender

By:	/s/ Richard Ennis
Name:	Richard Ennis
Title:	Managing Director

By:	/s/ Cheryl LaBelle
Name:	Cheryl LaBelle
Title:	Managing Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

Signature Page to Credit Agreement —

Sussuer Petroleum Partners LP

SCHEDULE 1

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$70,000,000	5.600000000%
BBVA Compass	$70,000,000	5.600000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$70,000,000	5.600000000%
DnB NOR Bank USA	$70,000,000	5.600000000%
The Royal Bank of Scotland plc	$70,000,000	5.600000000%
Barclays	$50,000,000	4.000000000%
CitiBank	$50,000,000	4.000000000%
Credit Suisse	$50,000,000	4.000000000%
Deutsche Bank	$50,000,000	4.000000000%
Goldman Sachs	$50,000,000	4.000000000%
JPMorgan Chase Bank, N.A.	$50,000,000	4.000000000%
Mizuho	$50,000,000	4.000000000%
Morgan Stanley Senior Funding, Inc.	$25,000,000	2.000000000%
Morgan Stanley Bank, N.A.	$25,000,000	2.000000000%
PNC	$50,000,000	4.000000000%
RBC	$50,000,000	4.000000000%
Sumitomo Mitsui	$50,000,000	4.000000000%
SunTrust	$50,000,000	4.000000000%
UBS	$50,000,000	4.000000000%

US Bank	$50,000,000	4.000000000%
Wells Fargo Bank, N.A.	$50,000,000	4.000000000%
Bank of Montreal	$37,500,000	3.000000000%
BNP Paribas	$37,500,000	3.000000000%
Credit Agricole	$37,500,000	3.000000000%
ING Bank	$37,500,000	3.000000000%
TOTAL:	$1,250,000,000	100%

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](1) hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                      Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

(1)  Select as appropriate.

A-1 - 1

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower:                                          Susser Petroleum Partners LP, a Delaware limited partnership

4.                                      Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                             Credit Agreement, dated as of [                ,             ], among Susser Petroleum Partners LP, a Delaware limited partnership, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, LC Issuer, and Swingline Lender

6.                                      Assigned Interest[s]:

Assignor[s](2)	Assignee[s](3)	Facility Assigned(4)	Aggregate Amount of Commitment/Loans for all Lenders(5)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment / Loans(6)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.                                  Trade Date:                      ](7)

(2)  List each Assignor, as appropriate.

(3)  List each Assignee and, if available, its market entity identifier, as appropriate.

(4)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Facility”, “Revolving Credit Loans”, etc.).

(5)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(6)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(7)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

A-1 - 2

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](8)
[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S](9)
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](10) Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent

By:
Title:

[Consented to:](11)

(8)  Add additional signature blocks as needed.

(9)  Add additional signature blocks as needed.

(10)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(11)  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, LC Issuer) is required by the terms of the Credit Agreement.

A-1 - 3

By:
Title:

A-1 - 4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                      ](12)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and

(12)  Describe Credit Agreement at option of Administrative Agent.

A-1 - 5

executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-1 - 6

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[Obtain the appropriate form of Administrative Questionnaire from the representative of the Arranger or the Agency Management Officer working on the transaction and, in appropriate transactions, add a term for providing notice delivery information to a Person designated to receive notices that may contain material non-public information relating to the Borrower.]

A-1 - 7

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 25, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Susser Petroleum Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, LC Issuer and Swingline Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.  Such financial statements are accurate and complete in all material respects.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements are accurate and complete in all material respects (subject only to normal year-end audit adjustments and the absence of footnotes).

2.                                      The undersigned has reviewed and is familiar with the terms of the Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.                                      A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.                                      The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                ,            .

Susser Petroleum Partners LP

By:
Name:
Title:

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.		Section 7.12 —Leverage Ratio.

	A.	Consolidated Funded Indebtedness on the Statement Date:		$

	B.	Consolidated EBITDA (as set forth in Schedule II) for the four consecutive fiscal quarters ending on the Statement Date (“Subject Period”):		$

	C.	Leverage Ratio (Line I.A ÷ Line I.B):		to 1

Maximum permitted:

		For each fiscal quarter other than during a Specified Acquisition Period:	5.50 to 1

		For each fiscal quarter during a Specified Acquisition Period:	6.00 to 1

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Expense
+ income taxes
+ depreciation and amortization expense
+ non-cash reductions of Consolidated Net Income
+ transaction fees and expenses
- non-cash income
- cash payments made subsequent to the Subject Period in which non-cash reductions were reflected
= Consolidated EBITDA

EXHIBIT C

FORM OF HOLDINGS GUARANTY

C-1

Execution Version

GUARANTY OF COLLECTION

made between

SUSSER HOLDINGS CORPORATION

and

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of September 25, 2014

2

GUARANTY OF COLLECTION

GUARANTY OF COLLECTION dated as of September 25, 2014 (this “Guaranty”), among SUSSER HOLDINGS CORPORATION, a Delaware corporation (the “Parent Guarantor”) and BANK OF AMERICA, N.A., as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of September 25, 2014 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (the “Borrower”), the Lenders and BANK OF AMERICA, N.A., as administrative agent and as the Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Parent Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Parent Guarantor in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Parent Guarantor are engaged in related businesses, and the Parent Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Parent Guarantor shall have executed and delivered this Guaranty to the Agent for the benefit of the Guaranteed Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and LC Issuer to make their respective extensions of credit to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parent Guarantor hereby agrees with the Agent, for the benefit of the Guaranteed Parties, as follows:

SECTION 1                               DEFINED TERMS

1.1                               Definitions.  (a)  Unless otherwise defined herein, all terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                 The following terms shall have the following meanings:

3

“Cap” shall mean an amount equal to $180,665,967.

“Discharge of the Guaranteed Obligations”  shall mean and shall have occurred when (i) all Guaranteed Obligations shall have been paid in full in cash and all other obligations under the Loan Documents shall have been performed (other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted) and (ii) no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the LC Issuer shall have been made) and (iii) all Commitments shall have terminated or expired.

“Guaranteed Obligations” shall mean all “Obligations” as defined in the Credit Agreement, other than Obligations in respect of any Secured Cash Management Agreements and any Secured Hedge Agreements.

“Guaranteed Parties” shall mean collectively, the Agent, the Lenders, the LC Issuer and each Indemnitee pursuant to Section 10.04(b) of the Credit Agreement.

“Voidable Transfer” shall have the meaning set forth in Section 2.10.

1.2                               Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section, Schedule, Exhibit and Annex references, are to this Guaranty unless otherwise specified.  References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Guaranty.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d)                                 The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.                            GUARANTEE

2.1                               Guarantee of Guaranteed Obligations.  The Parent Guarantor hereby absolutely, unconditionally and irrevocably, guarantees to the Agent, for the benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns, the payment of all Guaranteed Obligations by the Borrower in an amount not to exceed the Cap.

4

2.2                               Guaranty of Collection and Not of Payment.  Notwithstanding any other provision of this Guaranty, this Guaranty is a guaranty of collection and not of payment, and the Parent Guarantor shall not be obligated to make any payment hereunder until each of the following is true:

(a)                                 the Borrower shall have failed to make a payment when the same shall be due and owing to any Guaranteed Party in respect of the Guaranteed Obligations;

(b)                                 the Guaranteed Obligations shall have been accelerated;

(c)                                  the Agent (on behalf of the Lenders) shall have exhausted all other remedies available to it under the Loan Documents; and

(d)                                 the Agent (on behalf of the Lenders) shall have failed to collect the full amount of the Guaranteed Obligations.

2.3                               Limitation on Obligations Guaranteed.  Notwithstanding any other provision hereof, the right of recovery against the Parent Guarantor under Section 2 hereof shall not exceed the Cap, without giving effect to any amounts owing by the Parent Guarantor pursuant to Section 5.4 herein.

2.4                               Notice.  As a condition to the enforcement of this Guaranty, the Parent Guarantor shall have received written notice of any failure by the Borrower to pay any Guaranteed Obligations to the Administrative Agent (on behalf of the Lenders). Except for the notice required under the preceding sentence, the Parent Guarantor hereby waives notice of acceptance of this Guaranty, demand of payment, presentment of this or any instrument, notice of dishonor, protest and notice of protest, or other action taken in reliance hereon and all other demands and notices of any description in connection with this Guaranty.

2.5                               Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.  (a)  Without limiting the generality of the foregoing, subject to the provisions of Sections 2.1, 2.2, 2.3 and 2.4, this Guaranty and the obligations of the Parent Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Guaranteed Obligations or a release pursuant to Section 9.10(c) of the Credit Agreement).

(b)                                 No payment made by the Borrower, any of the other Loan Parties, any other guarantor or any other Person or received or collected by any Guaranteed Party from the Borrower and any of the other Loan Parties, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Guarantor hereunder which shall, notwithstanding any such payment remain liable for the Guaranteed Obligations until the Discharge of the Guaranteed Obligations or until this Guaranty is released pursuant to Section 9.10(c) of the Credit Agreement.

(c)                                  Without limiting the generality of the foregoing, subject to the provisions of Sections 2.1, 2.2, 2.3 and 2.4, the Parent Guarantor agrees that its obligations under and in

5

respect of the guarantee contained in this Section 2 shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not the Parent Guarantor has knowledge thereof):

(i)                                     the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party;

(ii)                                  any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(iii)                               any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(iv)                              any change, reorganization or termination of the corporate structure or existence of Borrower or any other Loan Party or any of their Subsidiaries and any corresponding restructuring of the Guaranteed Obligations;

(v)                                 any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vi)                              the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(vii)                           any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Agent and the Guaranteed Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that the Parent Guarantor would otherwise have; and

(viii)                        any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of the Parent Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Loan Party for the Guaranteed

6

Obligations, or of any security interest granted by any Loan Party, whether in a proceeding under any Debtor Relief Laws or in any other instance.

(d)                                 In addition the Parent Guarantor further waives any and all other defenses, set- offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower or any other Loan Party or Person against any Guaranteed Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

2.6                               Waiver of Subrogation.  In case any payment is made on account of the Guaranteed Obligations the Parent Guarantor or is received or collected on account of the Guaranteed Obligations from the Parent Guarantor or its property, the Parent Guarantor hereby permanently and forever waives (a) any and all rights of subrogation, reimbursement, exoneration, contribution, or indemnification that the Parent Guarantor may now or hereafter have against the Loan Parties or any other Person (including, without limitation, any co-borrower, co-obligor, guarantor, grantor or pledgor of collateral, general partner or other partner) with respect to any of the Guaranteed Obligations, and (b) any and all rights to participate in any claim or remedy of the Agent or any Lender or any trustee on behalf of any such Person against the Loan Parties or any other Person (including, without limitation, any co-borrower, co-obligor, guarantor, grantor or pledgor of collateral, general partner or other partner) whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any of the Loan Parties or any such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

2.7                               Payments.  The Parent Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office.

2.8                               Financial Condition of Borrower and other Loan Parties.  Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from the Parent Guarantor regardless of the financial or other condition of Borrower or any other Loan Party at the time of any such grant or continuation.  No Guaranteed Party shall have any obligation to disclose or discuss with the Parent Guarantor its assessment, or any Loan Party’s assessment, of the financial condition of the Borrower or any other Loan Party.  The Parent Guarantor has adequate means to obtain information from the Borrower and each other Loan Party on a continuing basis concerning the financial condition of the Borrower and each other Loan Party and its ability to perform its obligations under the Loan Documents, and the Parent Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  The Parent Guarantor hereby waives and relinquishes any duty on the part of any Guaranteed Party to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower or any other Loan Party now known or hereafter known by any Guaranteed Party.

2.9                               Duration of Guarantee.  Subject to Section 2.10 below, the guarantee contained in this Section 2 shall remain in full force and effect until the earliest of (a) the

7

Discharge of the Guaranteed Obligations, (b) the date upon which the aggregate amount of all payments made by the Parent Guarantor pursuant to this Guaranty and applied to any Guaranteed Obligations equals or exceeds the Cap and (c) until released pursuant to Section 9.10(c) of the Credit Agreement.

2.10                        Reinstatement.  If at any time payment of any of the Guaranteed Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, or if any Guaranteed Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Guaranteed Party in full or partial satisfaction of any Guaranteed Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Guaranteed Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer, or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer, and as to all reasonable costs, expenses and attorney’s fees of the Guaranteed Party related thereto, the liability of the Parent Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES OF THE PARENT GUARANTOR.

3.1                               Representations and Warranties.

(a)                                 The Parent Guarantor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  The Parent Guarantor is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Parent Guarantor has duly taken all action necessary to authorize the execution and delivery by it of this Guaranty and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

(c)                                  The execution and delivery by the Parent Guarantor of this Guaranty, the performance the Parent Guarantor of its obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of the Parent Guarantor or (3) any material Contractual Obligation, judgment, license, order or permit applicable to or binding upon the Parent Guarantor or (ii) result in or require the creation of any Lien upon any assets or properties of the Parent Guarantor, except, with respect to the preceding clauses (i) and (ii), as could not reasonably be expected to have a Material Adverse Effect.  Except as expressly contemplated in the Loan

8

Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by the Parent Guarantor of this Guaranty or to consummate any transactions contemplated hereby.  The Parent Guarantor is not in breach of or in default under any instrument, license or other agreement applicable to or binding upon it, which breach or default has had, or could reasonably be expected to have a Material Adverse Effect.

(d)                                 By virtue of the Parent Guarantor’s relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of the Parent Guarantor and the Parent Guarantor has received adequate consideration for this Guaranty.

SECTION 4.                            APPLICATION OF PROCEEDS

4.1                               Application of Proceeds.  The Agent may (and, if directed by the Majority Lenders, shall) apply all or any part of the proceeds of the guarantee set forth herein in payment of the Guaranteed Obligations in accordance with Section 8.03 of the Credit Agreement.

SECTION 5.                            MISCELLANEOUS

5.1                               Amendments in Writing.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

5.2                               Notices.  All notices, requests and demands to or upon the Agent or the Parent Guarantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon the Parent Guarantor shall be addressed to the Parent Guarantor at the following address:

Susser Holdings Corporation
Attention: Mary Sullivan
Susser Holdings Corporation
555 East Airtex Drive
Houston, Texas 77073
Email:MSullivan@susser.com>

5.3                               No Waiver by Course of Conduct; Cumulative Remedies.  No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 10.01 of the Credit Agreement), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9

5.4                               Enforcement Expenses; Indemnification.   (a)  The Parent Guarantor agrees to pay or reimburse each Guaranteed Party for all of its out-of-pocket costs and expenses incurred in collecting against the Parent Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Guaranty, including, without limitation, the reasonable and documented fees and disbursements of a single counsel to the Agent and a single local counsel to the Agent in each applicable jurisdiction; provided that such indemnity, as to any Guaranteed Party, shall not be available under this Section 5.4(a) to the extent that such losses, claims, damages, liabilities or related expenses constitute Guaranteed Obligations (which Guaranteed Obligations shall be governed by the other provisions of this agreement, including without limitation Section 2.3 hereof); provided further that such indemnity shall not, as to any Guaranteed Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Guaranteed Party, (ii) result from a claim brought by the Parent Guarantor against a Guaranteed Party for breach in bad faith of such Guaranteed Party’s obligations hereunder or under any other Loan Document, if the Parent Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) result from any dispute among Guaranteed Parties other than as a result of any act or omission by the Parent Guarantor.

(b)                                 The agreements in this Section shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

5.5                               Successors and Assigns.  This Guaranty shall be binding upon the successors and assigns of the Parent Guarantor and shall inure to the benefit of the Guaranteed Parties and their successors and assigns; provided that the Parent Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

5.6                               Counterparts.  This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Guaranty by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

5.7                               Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10

5.8                               Section Headings.  The section headings and Table of Contents used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken in consideration in the interpretation hereof.

5.9                               Integration. Conflict.  This Guaranty represents the agreement of the Parent Guarantor, the Agent and the other Guaranteed Parties with respect to the subject matter hereof, and supercedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  There are no promises, undertakings, representations or warranties by the Agent or any other Guaranteed Party relative to the subject matter hereof not expressly set forth or referred to herein.

5.10                        Governing Law, Jurisdiction, Waiver of Jury Trial, Etc.  Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

5.11                        Releases.  At such time as (a) there has been a Discharge of the Guaranteed Obligations, (b) the aggregate amount of all payments made by the Parent Guarantor pursuant to this Guaranty and applied to any Guaranteed Obligations equals or exceeds the Cap or (c) this Guaranty has been released upon written notice by the Borrower to the Agent pursuant to Section 9.10(c) of the Credit Agreement, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Agent and the Parent Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any further act by any party.  At the request and sole expense of the Parent Guarantor following any such termination, the Agent shall execute and deliver to the Parent Guarantor such documents as the Parent Guarantor shall reasonably request to evidence such termination.

[This Space Intentionally Left Blank]

11

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed and delivered as of the date first above written.

PARENT GUARANTOR:

SUSSER HOLDINGS CORPORATION

By:	/s/ Mary E. Sullivan
Name: Mary E. Sullivan
Title: Executive Vice President, Chief Financial Officer and Treasurer

AGENT:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:	/s/ Denise Jones
Name: Denise Jones
Title: Assistant Vice President

Guaranty of Collection

EXHIBIT D

FORM OF LOAN NOTICE

Date:               ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 25, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Susser Petroleum Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, LC Issuer and Swingline Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans		☐ A conversion or continuation of Loans

1.	On	(a Business Day).

2.	In the amount of $ .

3.	Comprised of	.
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[BORROWER]

By:
Name:
TITLE:

D-1

EXHIBIT E

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of September 25, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, LC Issuer and Swingline Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.02(c) of the Agreement with respect to Swingline Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Susser Petroleum Partners LP, a Delaware limited partnership

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT F

FORM OF PLEDGE AND SECURITY AGREEMENT

F-1

Execution Version

PLEDGE AND SECURITY AGREEMENT

among

SUSSER PETROLEUM PARTNERS LP,

certain of its Subsidiaries

and

Bank of America, N.A.,
as Collateral Agent

Dated as of September 25, 2014

i

		Page

SECTION 7.	OTHER RECOURSE	19

7.1	Waivers	19
7.2	No Individual Foreclosure, Etc.	19
7.3	Qualified Counterparties	19

SECTION 8.	MISCELLANEOUS	20

8.1	Amendments in Writing	20
8.2	Notices	20
8.3	No Waiver by Course of Conduct; Cumulative Remedies	20
8.4	Enforcement Expenses; Indemnification	20
8.5	Successors and Assigns	21
8.6	Counterparts	21
8.7	Severability	21
8.8	Section Headings	21
8.9	Integration/Conflict	21
8.10	Governing Law, Jurisdiction, Waiver of Jury Trial, Etc.	21
8.11	Acknowledgments	21
8.12	Additional Grantors	22
8.13	Releases	22
8.14	Reinstatement	22

SCHEDULE 1	Description of Pledged Investment Property	1-1
SCHEDULE 2	Filings and Other Actions Required to Perfect Security Interests	2-1
SCHEDULE 3	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office	3-1
SCHEDULE 4	Government Receivables	4-1
SCHEDULE 5	Letter of Credit Rights	5-1
SCHEDULE 6	Commercial Tort Claims	6-1
SCHEDULE 7	Notice Addresses of Grantors	7-1
EXHIBIT A	Form of Uncertificated Securities Control Agreement	EXHIBIT A-1
ANNEX 1	Assumption Agreement	ANNEX 1-1

ii

PLEDGE AND SECURITY AGREEMENT, dated as of September 25, 2014, among each of the signatories hereto designated as a Grantor on the signature pages hereto (together with any other entity that may become a party hereto as a Grantor as provided herein, each a “Grantor” and collectively, the “Grantors”), and BANK OF AMERICA, N.A., as Collateral Agent (in such capacity and together with its permitted successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of September 25, 2014 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (the “Borrower”), the Lenders, BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the Agent, and (ii) the other Secured Parties (as defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and LC Issuers to make their respective extensions of credit to the Borrower thereunder, to induce the Qualified Counterparties to enter into Secured Hedge Agreements and Secured Cash Management Agreements and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.                            DEFINED TERMS

1.1                               Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined

1

(and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof):  Accounts, Account Debtor, As-Extracted Collateral, Authenticate, Certificated Security, Chattel Paper, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter of Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)                                 The following terms shall have the following meanings:

“Agreement” shall mean this Pledge and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral”  shall have the meaning set forth in Section 2; provided that, for the avoidance of doubt, in no event shall any Excluded Asset constitute “Collateral”.

“Collateral Account”  shall mean (i) any collateral account established by the Agent as provided in Section 5.1 and (ii) any cash collateral account established as provided in the Credit Agreement.

“Copyright Licenses”  shall mean all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright.

“Copyrights”  shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Deposit Account”  shall mean all “deposit accounts” as defined in Article 9 of the UCC and all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Discharge of the Secured Obligations”  shall mean and shall have occurred when (i) all Secured Obligations shall have been paid in full in cash and all other obligations under the

2

Loan Documents shall have been performed (other than (a) those expressly stated to survive termination, (b) contingent obligations as to which no claim has been asserted, and (c) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Qualified Counterparties shall have been made), (ii) no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the LC Issuer shall have been made) and (iii) all Commitments shall have terminated or expired.

“General Intangibles”  shall mean all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, shall include, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Hedging Contracts, contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.

“Guarantor”  has the meaning set forth in the Credit Agreement.

“Insurance”  shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property”  shall mean, with respect to any Grantor, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intercompany Note”  shall mean any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”  shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Excluded Assets), (ii) all security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations

3

governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers”  shall mean the collective reference to each issuer of Pledged Equity Interests.

“Patent Licenses”  shall mean all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent.

“Patents”  shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (ii) all inventions and improvements described and claimed therein, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights accruing thereunder or pertaining thereto throughout the world.

“Pledged Commodity Contracts”  shall mean all Commodity Contracts listed on Schedule 1 and all other Commodity Contracts to which any Grantor is party from time to time.

“Pledged Debt Securities”  shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 1, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests”  shall mean all Equity Interests, and shall include Pledged LLC Interests, Pledged Partnership Interests and Pledged Stock; provided, however, that in no event shall “Pledged Equity Interests” include any Excluded Assets.

“Pledged LLC Interests”  shall mean all membership interests and other interests now owned or hereafter acquired by any Grantor in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 1 hereto under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a

4

member of the limited liability company, all rights of the Grantor under any shareholder or voting trust agreement or similar agreement in respect of such limited liability company, all of the Grantor’s right, title and interest as a member to any and all assets or properties of such limited liability company, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged LLC Interests shall not include any Excluded Assets.

“Pledged Notes”  shall mean all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 1.

“Pledged Partnership Interests”  shall mean all partnership interests and other interests now owned or hereafter acquired by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 1 hereto under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a partner in such partnership, all rights as and to become a partner of such partnership, all of the Grantor’s rights, title and interest as a partner to any and all assets or properties of such partnership, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged Partnership Interests shall not include any Excluded Assets.

“Pledged Securities”  shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements”  shall mean all security entitlements with respect to the financial assets listed on Schedule 1 and all other security entitlements of any Grantor.

“Pledged Stock”  shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 1 hereto under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Stock shall not include any Excluded Assets.

“Proceeds”  shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon and distributions or payments with respect thereto.

5

“Qualified Counterparty” shall mean, (a) with regards to any Secured Hedge Agreement, any Hedge Bank and (b) with regards to any Secured Cash Management Agreement, any Cash Management Bank.

“Receivable”  shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.  References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Obligations”  shall mean (i)  the Obligations, (ii) each guarantee of the Obligations and (iii) whether or not constituting Obligations, the unpaid principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any other Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any other Grantor to any Agent, any Lender or any Qualified Counterparty which may arise under or in connection with any Loan Document, any Secured Hedge Agreement and/or Secured Cash Management Agreement; provided, however, that Secured Obligations shall not include any Excluded Swap Obligations.

“Securities Act”  shall mean the Securities Act of 1933, as amended.

“Subsidiary Grantors” shall mean, collectively, the Subsidiaries of the Borrower that are Grantors.

“Trademark Licenses”  shall mean all written agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting co-existence with respect to a Trademark.

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

1.2                               Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this

6

Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references, are to this Agreement unless otherwise specified.  References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d)                                 The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(e)                                  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(f)                                   All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.                            GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL

(a)                                 Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i)                                     all Accounts, including all Receivables;

(ii)                                  all Chattel Paper;

(iii)                               all Deposit Accounts;

(iv)                              all Documents;

(v)                                 all Equipment;

(vi)                              all General Intangibles;

7

(vii)                           all Instruments;

(viii)                        all Insurance;

(ix)                              all Intellectual Property;

(x)                                 all Inventory;

(xi)                              all Investment Property;

(xii)                           all Letter of Credit Rights;

(xiii)                        all Money;

(xiv)                       all Pledged Equity Interests;

(xv)                          all Goods not otherwise described above;

(xvi)                       all Collateral Accounts;

(xvii)                    all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary in the collection thereof or realization thereupon;

(xviii)                 all commercial tort claims now or hereinafter described on Schedule 6; and

(xix)                       to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, none of the Excluded Assets shall constitute Collateral.

(b)                                 Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Agent or any Secured Party, and (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Partnership Interests, Pledged Stock or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Agent or any Secured Party have any obligation to make any inquiry as to the nature

8

or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests, Pledged Stock or Pledged LLC Interests.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the LC Issuer and the Lenders to enter into the Credit Agreement and to induce the Lenders and the LC Issuer to make their respective extensions of credit to the Borrower thereunder, and to induce the Qualified Counterparties to enter into Secured Cash Management Agreements and Secured Hedge Agreements, each Grantor hereby represents and warrants to the Secured Parties (and for the purposes of making such representations and warranties set forth in this Section 3 in connection with each Borrowing, each Grantor may, prior to the making of any such representation and warranty, amend and supplement all Schedules as applicable but once made, such representation and warranty shall, as of such making, be deemed to have been made based on the Schedules in effect at such date) that:

3.1                               Representations in Credit Agreement.  In the case of each Grantor, the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party are true and correct in all material respects (or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date), provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Grantor’s knowledge.

3.2                               Title; No Other Liens.  Such Grantor owns each item of the Collateral purported to be owned by it free and clear of any and all Liens or claims, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except for Permitted Liens.  No effective financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except (a) any such financing statements or other instruments which have been filed in respect of Liens or security interests permitted under the Loan Documents and (b) any such financing statements or other instruments for which a termination statement that such Grantor is authorized to file has been delivered to the Agent.

3.3                               Valid, Perfected First Priority Liens.  The security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Agent, for the benefit of the Secured Parties, securing the payment and performance of each Grantor’s Secured Obligations and upon completion of the filings and other actions specified on Schedule 2 (all of which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in duly completed and duly executed form, as applicable, and may be filed by the Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, prior to all other Liens on the Collateral except for Permitted Liens.

9

3.4                               Name; Jurisdiction of Organization, Etc.  Such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 3.  Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Except as specified on Schedule 3, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated.  Unless otherwise stated on Schedule 3, such Grantor is not a transmitting utility as defined in UCC § 9-102(a)(80).

3.5                               Investment Property.  (a)  Schedule 1 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, respectively, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective issuers thereof indicated on such Schedule.  Schedule 1 hereto sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” each Pledged Debt Security and Pledged Note owned by any Grantor with a value greater than $3,000,000 (other than any Intercompany Note), and all of such Pledged Debt Securities and Pledged Notes, have been, in the case of those issued by Affiliates of such Grantor, or, in the case of those issued by Persons that are not Affiliates of such Grantor, to the knowledge of such Grantor have been, duly authorized, authenticated, issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and are not in default and, in the case of those issued by Affiliates of such Grantor, constitute all of the issued and outstanding inter-company indebtedness owed by such Affiliates to such Grantor evidenced by an instrument or certificated security of the respective issuers thereof.

(b)                                 The shares of Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than Excluded Assets.

(c)                                  To the extent applicable thereto, all the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.

(d)                                 None of the Pledged LLC Interests (a) represent interests in entities that are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the Uniform Commercial Code of any jurisdiction.

(e)                                  No consent, approval or authorization of any Person is required for the pledge by such Grantor of the Pledged Equity Interests pursuant to this Agreement or for the

10

execution, delivery or performance of this Agreement by such Grantor, whether under the organizational documents of any Issuer of Pledged Equity Interests or otherwise, except such as have been obtained and are in full force and effect.

(f)                                   Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except for Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

3.6                               Receivables.  As of the Closing Date and except as set forth on Schedule 4 hereto, none of the Grantors has Receivables $3,000,000 in the aggregate with respect to which the obligor is a Governmental Authority.

3.7                               Letter of Credit Rights.  No Grantor is a beneficiary or assignee under any material letter of credit other than the letters of credit described on Schedule 5.

3.8                               Commercial Tort Claims.  No Grantor has any material commercial tort claims other than those described on Schedule 6.

SECTION 4.                            COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Discharge of the Secured Obligations:

4.1                               Covenants in Credit Agreement.  Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

4.2                               Delivery and Control of Instruments, Chattel Paper and Investment Property.

(a)                                 If any of the Collateral in excess of $5,000,000 individually or $30,000,000 in the aggregate is or shall become evidenced or represented by any Instrument, Certificated Security (subject to Section 4.4) or Tangible Chattel Paper, then such Instrument (other than checks received in the ordinary course of business and any Intercompany Note), Certificated Security or Tangible Chattel Paper shall be promptly delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(b)                                 If any of the Collateral with a value in excess of $5,000,000 individually or $30,000,000 in the aggregate is or shall become Electronic Chattel Paper, such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable and unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Agent as the assignee and is communicated to and maintained by the Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can

11

only be made with the participation of the Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c)                                  If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof either (i) to register the Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit A or in form and substance reasonably satisfactory to the Agent.

4.3                               Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)                                 Such Grantor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto to the extent required hereunder; provided that no Grantor shall be required to enter into control agreements with respect to cash, securities or deposit accounts.

4.4                               Investment Property.  (a)  Except to the extent otherwise provided in Section 2, if such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Agent in the exact form received, duly endorsed by such Grantor to the Agent, if required, together with an undated stock power covering such certificate duly executed

12

in blank by such Grantor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(b)                                 Each Grantor which is either an Issuer or an owner of any Pledged Equity Interests hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Agent and to the transfer of any Pledged Equity Interest to the Agent or its nominee following an Event of Default and to the substitution of the Agent or its nominee as a partner, member or shareholder or other equity holder of the Issuer of the related Pledged Equity Interest.

4.5                               Voting and Other Rights with Respect to Pledged Securities.  (a)  Unless an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Grantor of the Agent’s intent to exercise its corresponding rights under Section 4.5(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes or Pledged Debt Securities, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests.

(b)                                 If an Event of Default shall occur and be continuing, then at any time in the Agent’s discretion without notice, (1) the Agent shall have the right to receive any and all cash dividends, payments, property or other Proceeds paid in respect of the Pledged Equity Interests and make application thereof to the Secured Obligations in accordance with the Credit Agreement, and (2) any or all of the Pledged Equity Interests shall, upon the written request of the Agent, be registered in the name of the Agent or its nominee, and the Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Pledged Equity Interests at any meeting of shareholders (or other equivalent body) of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Equity Interests as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Equity Interests upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Agent of any right, privilege or option pertaining to such Pledged Equity Interests, and in connection therewith, the right to deposit and deliver any and all

13

of the Pledged Equity Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine), all without liability except to account for property actually received by it, but the Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                                  Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

4.6                               Commercial Tort Claims.  Within thirty (30) days after the date of any additional material commercial tort claims arising since Schedule 6 was last delivered, each Grantor shall provide the Agent with an amended or supplemented Schedule 6 to reflect such additional commercial tort claims.

SECTION 5.                            REMEDIAL PROVISIONS

5.1                               Proceeds to be Turned Over To Agent.  If an Event of Default shall occur and be continuing and upon Agent’s written request, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if required).  All Proceeds received by the Agent hereunder shall be held by the Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.2.

5.2                               Application of Proceeds.  At such intervals as may be agreed upon by the Borrower and the Agent (acting with the consent of the Majority Lenders), or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Majority Lenders, shall) apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 5.3) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.03 of the Credit Agreement.

5.3                               Code and Other Remedies.  (a)  If an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights

14

under any other applicable law or in equity.  Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  So long as an Event of Default shall have occurred and be continuing, the Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Agent deems appropriate.  Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including, without limitation, the Bankruptcy Code, the Agent, as agent for and representative of the Secured Parties, shall be entitled to credit bid and use and apply the Secured Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Agent at such sale, such amount to be apportioned ratably to the Secured Obligations of the Secured Parties in accordance with their pro rata share of such Secured Obligations.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Agent may sell the Collateral without giving any warranties as to the Collateral.  The Agent may specifically disclaim or modify any warranties of title or the like.  The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  Each Grantor further agrees, at the Agent’s request, to assemble the Collateral and make

15

it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process.  The Agent shall have no obligation to marshal any of the Collateral.

(b)                                 The Agent shall deduct from such Proceeds all reasonable out-of-pocket costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, the reasonable and documented fees and disbursements of a single counsel to the Agent and a single local counsel to the Agent in each applicable jurisdiction.  Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 5.2.  Only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to any Grantor.  If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent.  In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

5.4                               Effect of Securities Laws.     Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests or the Pledged Debt Securities by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

5.5                               Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 6.                            POWER OF ATTORNEY AND FURTHER ASSURANCES

6.1                               Agent’s Appointment as Attorney-in-Fact, Etc.  (a)  Each Grantor hereby irrevocably (until termination of this Agreement) constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name

16

of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)                                  pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

(iii)                               execute, in connection with any sale provided for in Section 5.3 or 5.4, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv)                              (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Agent agrees that, except as provided in Section 6.1(b), it will not exercise any rights under the power of

17

attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

(c)                                  Each Grantor hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until termination of this Agreement.

6.2                               Authorization of Financing Statements.  Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement.  Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Collateral Documents or as “all assets” or “all personal property” of the such Grantor, whether now owned or hereafter existing or acquired by the such Grantor or such other description as the Agent, in its sole judgment, determines is necessary or advisable.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

6.3                               Further Assurances.  Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary, or that the Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder in respect of any Collateral.  Without limiting the generality of the foregoing, each Grantor shall:

(i)                                     at any reasonable time, upon request by the Agent, assemble the Collateral and allow inspection of the Collateral by the Agent or persons designated by the Agent;

(ii)                                  at the Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Agent’s interest in all or any part of the Collateral; and

(iii)                               furnish the Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Agent may reasonably request from time to time.

18

SECTION 7.                            OTHER RECOURSE

7.1                               Waivers  Each Grantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the other Grantors with respect to the Secured Obligations.  Except for notices provided for herein, each Grantor hereby waives notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any collateral securing the Secured Obligations, including, without limitation, the Collateral.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Secured Party against any Grantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.2                               No Individual Foreclosure, Etc.  No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Secured Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Secured Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement.  Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Secured Obligations held by it.

7.3                               Qualified Counterparties.  No Qualified Counterparty that obtains the benefits of the Collateral Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Collateral Documents, shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Agreement to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements unless the Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Agent may request, from the applicable Qualified Counterparty.

19

SECTION 8.                            MISCELLANEOUS

8.1                               Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

8.2                               Notices.  All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 7.

8.3                               No Waiver by Course of Conduct; Cumulative Remedies.  No Secured Party shall by any act (except by a written instrument pursuant to Section 10.01 of the Credit Agreement), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                               Enforcement Expenses; Indemnification.  (a)  Each Grantor agrees to pay or reimburse each Secured Party for all of its out-of-pocket costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable and documented fees and disbursements of a single counsel to the Agent and a single local counsel to the Agent in each applicable jurisdiction.

(b)                                 Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  Each Grantor agrees to pay, and to save the Secured Parties (including all Indemnitees pursuant to Section 10.04(b) of the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04(b) of the Credit Agreement (it being understood and agreed that the indemnification obligations set forth in this Section 8.4(c) shall apply to the Secured Parties to the same extent that they apply to the Agent and the Lenders under the Credit Agreement).

20

(d)                                 The agreements in this Section shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents and the Secured Hedge Agreements and Secured Cash Management Agreements.

8.5                               Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent  and any such assignment, transfer or delegation without such consent shall be null and void.

8.6                               Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.7                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.8                               Section Headings.  The Section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9                               Integration/Conflict.  This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.

8.10                        Governing Law, Jurisdiction, Waiver of Jury Trial, Etc.  Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

8.11                        Acknowledgments.  Each Grantor hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)                                 no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents

21

and the provisions of Section 10.16 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.12                        Additional Grantors.  Each Material Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.09(d) of the Credit Agreement shall become a Grantor as required by the Credit Agreement for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.13                        Releases.  (a)  Upon the earlier to occur of (i) the Collateral Release Date or (ii) a Discharge of the Secured Obligations, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Agent shall deliver to such Grantor any Collateral held by the Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)                                 If any of the Collateral shall be Disposed of by any Grantor in a transaction permitted by the Credit Agreement, then, the Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  At the request and sole expense of the Borrower, a Subsidiary Grantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Grantor shall be Disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Grantor, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.

(c)                                  Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

8.14                        Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part

22

of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case be, if at any time payments and performance of the Secured Obligations or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

[Remainder of this page intentionally left blank.]

23

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

SUSSER PETROLEUM PARTNERS LP

By:	SUSSER PETROLEUM PARTNERS GP LLC

By:	/s/ Mary E. Sullivan
Name: Mary E. Sullivan
Title: Executive Vice President, Chief Financial Officer and Treasurer

SUSSER ENERGY SERVICES LLC
SUSSER PETROLEUM OPERATING COMPANY LLC
SUSSER PETROLEUM PROPERTY COMPANY LLC
T&C WHOLESALE LLC

By:	/s/ Mary E. Sullivan
Name: Mary E. Sullivan
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Pledge and Security Agreement (SUSP)]

AGENT:

BANK OF AMERICA, N.A.,
as Agent

By:	/s/ Denise Jones
Name: Denise Jones
Title: Assistant Vice President

[Signature Page to Pledge and Security Agreement (SUSP)]

Schedule 1

DESCRIPTION OF PLEDGED INVESTMENT PROPERTY

Pledged Stock:

None.

Pledged Notes:

None.

Pledged Debt Securities:

None.

Pledged Security Entitlements:

None.

Pledged Commodity Contracts:

None.

Pledged Partnership Interests:

None.

1-1

Pledged LLC Interests:

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer
Susser Petroleum Partners LP	Susser Petroleum Operating Company LLC	N	N/A	N/A	100%
Susser Petroleum Operating Company LLC	Susser Energy Services LLC	N	N/A	N/A	100%
Susser Petroleum Operating Company LLC	Susser Petroleum Property Company LLC	N	N/A	N/A	100%
Susser Petroleum Operating Company LLC	T&C Wholesale LLC	N	N/A	N/A	100%

1-2

Schedule 2

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Grantor	Filing Jurisdiction	Action to be Taken
Susser Petroleum Partners LP	Delaware	All assets filing
Susser Energy Services LLC	Texas	All assets filing
Susser Petroleum Operating Company LLC	Delaware	All assets filing
Susser Petroleum Property Company LLC	Delaware	All assets filing
T&C Wholesale LLC	Texas	All assets filing

Actions with respect to Investment Property

None.

Other Actions

None.

2-1

Schedule 3

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Chief Executive Office
Susser Petroleum Partners LP	Delaware	5167601	555 East Airtex Drive Houston, TX 77073
Susser Energy Services LLC	Texas	801844301	555 East Airtex Drive Houston, TX 77073
Susser Petroleum Operating Company LLC	Delaware	5178586	555 East Airtex Drive Houston, TX 77073
Susser Petroleum Property Company LLC	Delaware	5178879	555 East Airtex Drive Houston, TX 77073
T&C Wholesale LLC	Texas	801648416	555 East Airtex Drive Houston, TX 77073

3-1

Schedule 4

GOVERNMENT RECEIVABLES

None.

4-1

Schedule 5

LETTER OF CREDIT RIGHTS

None.

5-1

Schedule 6

COMMERCIAL TORT CLAIMS

None.

6-1

Schedule 7

NOTICE ADDRESSES OF GRANTORS

Grantor	Notice Address
Susser Petroleum Partners LP	555 East Airtex Drive Houston, TX 77073 Attention: Mary Sullivan Email: MSullivan@susser.com

Susser Energy Services LLC	555 East Airtex Drive Houston, TX 77073 Attention: Mary Sullivan Email: MSullivan@susser.com

Susser Petroleum Operating Company LLC	555 East Airtex Drive Houston, TX 77073 Attention: Mary Sullivan Email: MSullivan@susser.com

Susser Petroleum Property Company LLC	555 East Airtex Drive Houston, TX 77073 Attention: Mary Sullivan Email: MSullivan@susser.com

T&C Wholesale LLC	555 East Airtex Drive Houston, TX 77073 Attention: Mary Sullivan Email: MSullivan@susser.com

7-1

EXHIBIT A TO
PLEDGE AND SECURITY AGREEMENT

FORM OF UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This CONTROL AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Control Agreement”) dated as of                      ,         , is made by and among                               , a                      (the “Grantor”), BANK OF AMERICA, N.A., as Agent (in such capacity, the “Agent”) for the Secured Parties (as defined in the Pledge and Security Agreement referred to below), and                         , a                          (the “Issuer”).

WHEREAS, the Grantor has granted to the Agent for the benefit of the Secured Parties a security interest in the uncertificated securities of the Issuer owned by the Grantor from time to time (collectively, the “Pledged Securities”), and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Securities, the “Collateral”) pursuant to a Pledge and Security Agreement, dated as of September 25, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Pledge and Security Agreement”; all capitalized terms not defined herein shall have the meaning ascribed to them in such Pledge and Security Agreement), among the Grantor and the other persons party thereto as grantors in favor of the Agent.

WHEREAS, the following terms which are defined in Articles 8 and 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”) are used herein as so defined:  Adverse Claim, Control, Instruction, Proceeds and Uncertificated Security.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.         Notice of Security Interest.  The Grantor, the Agent and the Issuer are entering into this Control Agreement to perfect, and to confirm the priority of, the Agent’s security interest in the Collateral.  The Issuer acknowledges that this Control Agreement constitutes written notification to the Issuer of the Agent’s security interest in the Collateral.  The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Agent’s security interest in the Collateral and, upon request by the Agent, to register the Agent as the registered owner of any or all of the Pledged Securities.  The Issuer acknowledges that the Agent has control over the Collateral.

SECTION 2.         Collateral.  The Issuer hereby represents and warrants to, and agrees with the Grantor and the Agent that (i) the terms of any limited liability company interests or partnership interests included in the Collateral from time to time shall expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the State of [                    ],  (ii) the Pledged Securities are uncertificated securities, (iii) the issuer’s jurisdiction is, and during the term of this Control Agreement shall remain, the State of [                        ],

EXHIBIT A-1

(iv) Schedule 1 contains a true and complete description of the Pledged Securities as of the date hereof and (v) except for the claims and interests of the Agent and the Grantor in the Collateral, the Issuer does not know of any claim to or security interest or other interest in the Collateral.

SECTION 3.         Control.  The Issuer hereby agrees, upon written direction from the Agent and without further consent from the Grantor, (a) to comply with all instructions and directions of any kind originated by the Agent concerning the Collateral, to liquidate or otherwise dispose of the Collateral as and to the extent directed by the Agent and to pay over to the Agent all proceeds without any set-off or deduction, and (b) except as otherwise directed by the Agent, not to comply with the instructions or directions of any kind originated by the Grantor or any other person.

SECTION 4.         Other Agreements.  The Issuer shall notify promptly the Agent and the Grantor if any other person asserts any lien, encumbrance, claim (including any adverse claim) or security interest in or against any of the Collateral.  In the event of any conflict between the provisions of this Control Agreement and any other agreement governing the Pledged Securities or the Collateral, the provisions of this Control Agreement shall control.

SECTION 5.         Protection of Issuer.  The Issuer may rely and shall be protected in acting upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized.

SECTION 6.         Termination.  This Control Agreement shall terminate automatically upon receipt by the Issuer of written notice executed by the Agent that (i)  the Discharge of the Secured Obligations has occurred, or (ii) all of the Collateral has been released, whichever is sooner, and the Issuer shall thereafter be relieved of all duties and obligations hereunder.

SECTION 7.         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the Grantor’s and the Agent’s addresses as set forth in the Pledge and Security Agreement, and to the Issuer’s address as set forth below, or to such other address as any party may give to the others in writing for such purpose:

[Name of Issuer]

[Address of Issuer]

Attention:

Telephone: (     )      -

Telecopy: (     )      -

EXHIBIT A-2

SECTION 8.         Amendments in Writing.  None of the terms or provisions of this Control Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto.

SECTION 9.         Entire Agreement.  This Control Agreement and the Pledge and Security Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 10.       Execution in Counterparts.  This Control Agreement may be executed in any number of counterparts by one or more parties to this Control Agreement and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Control Agreement by facsimile or other electronic transmission (e.g., “pdf”, or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11.       Successors and Assigns.  This Control Agreement shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither the Grantor nor the Issuer may assign, transfer or delegate any of its rights or obligations under this Control Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

SECTION 12.       Severability.

In the event any one or more of the provisions contained in this Control Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13.       Section Headings.

The Section headings used in this Control Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 14.       Governing Law, Jurisdiction, Waiver of Jury Trial, Etc.

Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

[Remainder of this page intentionally left blank.]

EXHIBIT A-3

IN WITNESS WHEREOF, each of the undersigned has caused this Control Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

EXHIBIT A-4

ANNEX 1 TO
PLEDGE AND SECURITY AGREEMENT

ASSUMPTION AGREEMENT, dated as of                         ,          , made by                                             , a                                     (the “Additional Grantor”), in favor of BANK OF AMERICA, N.A., as Agent (in such capacity, the “Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Secured Parties.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, SUSSER PETROLEUM PARTNERS LP (the “Borrower”), the Lenders, and the Agent have entered into a Credit Agreement, dated as of September 25, 2014 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Pledge and Security Agreement, dated as of September 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) in favor of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Pledge and Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge and Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1.     Pledge and Security Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.12 of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all Collateral owned by such Additional Grantor to secure the payment and performance when due of the Secured Obligations.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                           (1) to the Pledge and Security Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Pledge and Security

(1)  Refer to each Schedule which needs to be supplemented.

ANNEX 1-1

Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.     GOVERNING LAW.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.     Successors and Assigns.

This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX 1-2

EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

G-1

Execution Version

GUARANTY AGREEMENT

made among

SUSSER ENERGY SERVICES LLC,
SUSSER PETROLEUM OPERATING COMPANY LLC,
SUSSER PETROLEUM PROPERTY COMPANY LLC,
T&C WHOLESALE LLC

and

BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of September 25, 2014

2

6.9	Integration. Conflict	15
6.10	Governing Law, Jurisdiction, Waiver of Jury Trial, Etc.	15
6.11	Additional Guarantors	15
6.12		15
6.13	Releases	16

Annex I-Joinder Agreement		Annex-I

3

GUARANTY AGREEMENT

GUARANTY AGREEMENT dated as of September 25, 2014 (this “Guaranty”), among each of the signatories hereto designated as a Guarantor on the signature pages hereto (together with any other entity that may become a party hereto as a Guarantor as provided herein, (each a “Guarantor” and collectively, the “Guarantors”)) and BANK OF AMERICA, N.A., as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of September 25, 2014 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among SUSSER PETROLEUM PARTNERS LP, a Delaware limited partnership (the “Borrower”), the Lenders and BANK OF AMERICA, N.A., as administrative agent and as the Agent, and (ii) the other Secured Parties (as defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and LC Issuer to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into Secured Hedge Agreements and Secured Cash Management Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

4

SECTION 1          DEFINED TERMS

1.1          Definitions.  (a)  Unless otherwise defined herein, all terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)           The following terms shall have the following meanings:

“Discharge of the Guaranteed Obligations”  shall mean and shall have occurred when (i) all Guaranteed Obligations shall have been paid in full in cash and all other obligations under the Loan Documents shall have been performed (other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted and (c) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Qualified Counterparties shall have been made) and (ii) no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the LC Issuer shall have been made) and (iii) all Commitments shall have terminated or expired.

“Guaranteed Obligations” shall mean (i) the Obligations, (ii) each other guarantee of the Obligations and (ii) whether or not constituting Obligations, the unpaid principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any Guarantor to any Agent, any Lender or any Qualified Counterparty which may arise under or in connection with any Loan Document, any Secured Hedge Agreement and/or any Secured Cash Management Agreement; provided, however, that Guaranteed Obligations shall not include any Excluded Swap Obligations.

“Obligee Guarantor” shall have the meaning set forth in Section 2.6.

“Qualified Counterparties” shall mean, (a) with regards to any Secured Hedge Agreement, any Hedge Bank and (b) with regards to any Secured Cash Management Agreement, any Cash Management Bank.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Voidable Transfer”  shall have the meaning set forth in Section 2.10.

1.2          Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section, Schedule,

5

Exhibit and Annex references, are to this Guaranty unless otherwise specified.  References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Guaranty.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(d)           The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.         GUARANTEE

2.1          Guarantee of Guaranteed Obligations.  Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor and the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.  Each Guarantor shall be liable under its guarantee set forth in this Section 2.1, without any limitation as to amount, for all present and future Guaranteed Obligations, including specifically all future increases in the outstanding amount of the Loans or other Guaranteed Obligations and other future increases in the Guaranteed Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements on the date hereof.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Guaranteed Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by any other obligor on the Guaranteed Obligations but for the fact that they are unenforceable or not allowable due to the existence of a proceeding under any any Debtor Relief Laws involving such other obligor because it is the intention of the Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any Guarantor of any portion of such Guaranteed Obligations.

2.2          Limitation on Obligations Guaranteed.  (a)  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 2 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantee set forth herein and the obligations

6

of each Guarantor hereunder.  To effectuate the foregoing, the Agent and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor in respect of the guarantee set forth in Section 2 hereof at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.  For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guarantee under Section 2 hereof.  To the fullest extent permitted by applicable law, this Section 2.2(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)           Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.2 (a) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

2.3          Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.  (a)  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing guarantee of payment and performance and not merely of collectability.  Each Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the Guarantors with respect to the Guaranteed Obligations.  Without limiting the generality of the foregoing, this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Guaranteed Obligations).

(b)           Each Guarantor agrees that the Guaranteed Obligations of each Guarantor hereunder are independent of the Guaranteed Obligations of each other Guarantor and of any other guarantee of the Guaranteed Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower and any Guarantor or any other Person or against any collateral security or other guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower and any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower and any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7

(c)           No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower and any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment remain liable for the Guaranteed Obligations until the Discharge of the Guaranteed Obligations.

(d)           Without limiting the generality of the foregoing, each Guarantor agrees that its obligations under and in respect of the guarantee contained in this Section 2 and any security interest, if any, securing the Guaranteed Obligations, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i)            the validity or enforceability of the Credit Agreement or any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii)           any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents or any Secured Hedge Agreement or Secured Cash Management Agreement;

(iii)          any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(iv)          any change, reorganization or termination of the corporate structure or existence of Borrower or any Guarantor or any of their Subsidiaries and any corresponding restructuring of the Guaranteed Obligations;

(v)           any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vi)          the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral

8

securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(vii)         any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have; and

(viii)        any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Section 2 or of any security interest granted by any Guarantor, whether in a proceeding under any any Debtor Relief Laws or in any other instance.

(e)           In addition each Guarantor further waives any and all other defenses, set- offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower or any Guarantor or Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

2.4          Rights of Reimbursement, Contribution and Subrogation.

In case any payment is made on account of the Guaranteed Obligations by any Guarantor or is received or collected on account of the Guaranteed Obligations from any Guarantor or its property:

(a)           If such payment is made by a Guarantor or the Borrower or from its property in respect of the Guaranteed Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Guaranteed Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor, and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment.  For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.  For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guarantee under Section 2 hereof.

9

(b)           If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor or the Borrower against any other Guarantor or the Borrower whether under Section 2.4(a) or otherwise, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Guaranteed Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 2.4) to any security interest that may then be held by the Agent upon any collateral securing or purporting to secure any of the Guaranteed Obligations.  Any right of subrogation of any Guarantor or the Borrower shall be enforceable solely after a Discharge of the Guaranteed Obligations and solely against the Guarantors, and not against the Secured Parties, and neither the Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the Guaranteed Obligations for any purpose related to any such right of subrogation.  If subrogation is demanded by any Guarantor, then, after Discharge of the Guaranteed Obligations, the Agent shall, upon such Guarantor’s prior reasonable request, deliver to the Guarantor making such demand, or to a representative of such Guarantor or of the Guarantors generally, an instrument satisfactory to the Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Agent then may hold in whatever collateral securing or purporting to secure any of the Guaranteed Obligations that may then exist that was not previously released or disposed of or acquired by the Agent.

(c)           All rights and claims arising under this Section 2.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor or the Borrower as to any payment on account of either (x) the Guaranteed Obligations or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the Guaranteed Obligations, in each case made by it or received or collected from its property shall be fully subordinated to the Guaranteed Obligations in all respects prior to the Discharge of the Guaranteed Obligations.  Until Discharge of the Guaranteed Obligations, no Guarantor may demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Agent, for application to the payment of the Guaranteed Obligations.  If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Agent, in the exact form received and, if necessary, duly endorsed.

(d)           The obligations of the Guarantors under this Guaranty and the other Loan Documents, including their liability for the Guaranteed Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.4 or otherwise.  The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property.  The Secured Parties make no representations or warranties

10

in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

2.5          Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in Dollars in immediately available funds at the Agent’s Office.

2.6          Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor now or hereafter held by the Borrower or any Guarantor (the “Obligee Guarantor”), whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Agent on behalf of the Secured Parties and shall forthwith be paid over to the Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

2.7          Financial Condition of Borrower and Guarantors.  Any Credit Extension may be made to the Borrower or continued from time to time, and any Secured Hedge Agreement and Secured Cash Management Agreement may be entered into from time to time, in each case, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower or any Guarantor at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Secured Cash Management Agreement is entered into, as the case may be.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any Guarantor.  Each Guarantor has adequate means to obtain information from the Borrower and each Guarantor on a continuing basis concerning the financial condition of the Borrower and each Guarantor and its ability to perform its obligations under the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreement, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Loan Party and each Guarantor and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower or any Guarantor now known or hereafter known by any Secured Party.

2.8          Bankruptcy, Etc.  Until a Discharge of the Guaranteed Obligations, no Guarantor shall, without the prior written consent of the Agent, commence or join with any other person in commencing any proceeding under any any Debtor Relief Laws of or against the Borrower or any Guarantor.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding under any any Debtor Relief Laws, voluntary or involuntary, involving the Borrower or any Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.  To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Agent, or allow the claim of the Agent in respect of, any interest, fees, costs, expenses or other

11

Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

2.9          Duration of Guarantee, Discharge of Guarantee Upon Sale of Guarantor.  (a)  Except as provided in Section 2.9(b) below, and subject to Section 2.10 below, the guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of the Guaranteed Obligations.

(b)           If (i) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Loan Documents to a Person that is not a Loan Party or (ii) a Guarantor becomes an Unrestricted Subsidiary in accordance with Section 6.09 of the Credit Agreement, then in the case of each of clauses (i) and (ii), the guarantee of such Guarantor or such successor in interest, as the case may, hereunder shall be released in accordance with Section 9.10 of the Credit Agreement.

2.10        Reinstatement.  If at any time payment of any of the Guaranteed Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, or if any Secured Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Secured Party in full or partial satisfaction of any Guaranteed Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer, or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer, and as to all reasonable costs, expenses and attorney’s fees of the Secured Party related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

2.11        Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.11, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Discharge of Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 2.11 constitute, and this Section 2.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12

SECTION 3.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE GUARANTORS.

3.1          Representations and Warranties.  Each Guarantor represents and warrants to the Secured Parties that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is incorporated herein by reference, are true and correct in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each such reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Guarantor’s knowledge.

3.2          Covenants.  Each Guarantor covenants and agrees with the Secured Parties that, from and after the date of this Guaranty until the Discharge of the Guaranteed Obligations, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

SECTION 4.         POWER OF ATTORNEY AND FURTHER ASSURANCES

4.1          Agent’s Appointment as Attorney-in-Fact, Etc.  Each Guarantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Guarantor and in the name of such Guarantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

4.2          Further Assurances.  Each Guarantor agrees that from time to time, at the expense of such Guarantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may reasonably request, in order to ensure that the Secured Parties receive the intended benefits hereof or to enable the Agent to exercise and enforce its rights and remedies hereunder.

SECTION 5.         APPLICATION OF PROCEEDS

5.1          Application of Proceeds.  The Agent may (and, if directed by the Majority Lenders, shall) apply all or any part of the proceeds of the guarantee set forth herein in payment of the Guaranteed Obligations in accordance with Section 8.03 of the Credit Agreement.

13

SECTION 6.         MISCELLANEOUS

6.1          Amendments in Writing.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

6.2          Notices.  All notices, requests and demands to or upon the Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 10.02 to the Credit Agreement.

6.3          No Waiver by Course of Conduct; Cumulative Remedies.  No Secured Party shall by any act (except by a written instrument pursuant to Section 10.01 of the Credit Agreement), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

6.4          Enforcement Expenses; Indemnification.(a)  Each Guarantor agrees to pay or reimburse each Secured Party for all of its out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Guaranty and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of a single counsel to the Agent and a single local counsel to the Agent in each applicable jurisdiction.

(b)           Each Guarantor agrees to pay, and save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the collateral securing the Guaranteed Obligations or in connection with any of the transactions contemplated by the Credit Agreement.

(c)           Each Guarantor agrees to pay, and to save the Secured Parties (including all Indemnitees pursuant to Section 10.04(b) of the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty to the extent the Borrower would be required to do so pursuant to Section 10.04(b) of the Credit Agreement (it being understood and agreed that the indemnification obligations set forth in this Section 6.4(c) shall apply to the

14

Secured Parties to the same extent that they apply to the Agent and the Lenders under the Credit Agreement).

(d)           The agreements in this Section shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents and the Secured Hedge Agreement and Secured Cash Management Agreements.

6.5          Successors and Assigns.  This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

6.6          Counterparts.  This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Guaranty by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

6.7          Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.8          Section Headings.  The section headings and Table of Contents used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken in consideration in the interpretation hereof.

6.9          Integration. Conflict.  This Guaranty represents the agreement of the Guarantors, the Agent and the other Secured Parties with respect to the subject matter hereof, and supercedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  There are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein.

6.10        Governing Law, Jurisdiction, Waiver of Jury Trial, Etc.  Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

6.11        Additional Guarantors.  Each Material Subsidiary of the Borrower or other Person that is required to become a party to this Agreement pursuant to Section 6.09(d) of the Credit Agreement shall become a Guarantor as required by the Credit Agreement for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Joinder Agreement in the form of Annex 1 hereto.

15

6.12        Releases.  At such time as there has been a Discharge of the Guaranteed Obligations, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.  At the request and sole expense of any Guarantor following any such termination, the Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

[This Space Intentionally Left Blank]

16

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed and delivered as of the date first above written.

GUARANTORS:

SUSSER ENERGY SERVICES LLC
SUSSER PETROLEUM OPERATING COMPANY LLC
SUSSER PETROLEUM PROPERTY COMPANY LLC
T&C WHOLESALE LLC

By:	/s/ Mary E. Sullivan
Name: Mary E. Sullivan
Title: Executive Vice President, Chief Financial Officer and Treasurer

AGENT:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:	/s/ Denise Jones
Name: Denise Jones
Title: Assistant Vice President

Guaranty Agreement

Annex 1 to
Guaranty Agreement

JOINDER AGREEMENT, dated as of                         ,  20        , made by                                             , a                                (the “Additional Guarantor”), in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guaranty Agreement (as hereinafter defined)).  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, SUSSER PETROLEUM PARTNERS LP (the “Borrower”), the Lenders, and BANK OF AMERICA, N.A., as administrative agent and as the Agent, have entered into a Credit Agreement, dated as of September 25, 2014 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain Subsidiaries of the Borrower (other than the Additional Guarantor) have entered into the Guaranty Agreement, dated as of September 25, 2014 (as amended, supplemented replaced or otherwise modified from time to time, the “Guaranty Agreement”) in favor of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guaranty Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Guaranty Agreement;

NOW, THEREFORE, IT IS AGREED:

1.     Guaranty Agreement.By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 6.11 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.  The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3.1 of the Guaranty Agreement as they relate to the Additional Guarantor is true and correct on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date.

2.     GOVERNING LAW.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex 1

3.     Successors and Assigns.

This Joinder Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Guarantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Petroleum Partners LP, a Delaware limited partnership, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                      , 20[  ]

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Petroleum Partners LP, a Delaware limited partnership, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                      , 20[  ]

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Petroleum Partners LP, a Delaware limited partnership, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                      , 20[  ]

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 25, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Susser Petroleum Partners LP, a Delaware limited partnership, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                      , 20[  ]

EXHIBIT I

FORM OF LETTERS OF CREDIT REPORT

Date:                            , 20

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of September 25, 2014 (the “Agreement”) among Susser Petroleum Partners LP, a Delaware limited partnership (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and LC Issuer.  All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

This report is being delivered pursuant to Section 2.07(l) of the Agreement.  Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

LC No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Bank of America, N.A.

By:
Name:
Title:

I-1

EXHIBIT J

FORM OF SWINGLINE LOAN NOTICE

Date:                        ,

To:                             Bank of America, N.A., as Swingline Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 25, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Susser Petroleum Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, LC Issuer and Swingline Lender.

The undersigned hereby requests a Swingline Loan:

1.             On                                                                                (a Business Day).

2.             In the amount of $                                                       .

3.             Comprised of                                                               .

[Type of Loan requested]

The Swingline Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.02(a) of the Agreement.

Susser Petroleum Partners LP

By:

Name:

Title:

J-1

EXHIBIT K

FORM OF NOTICE OF LOAN PREPAYMENT

TO:         Bank of America, N.A., as [Administrative Agent][Swingline Lender]

RE:                           Credit Agreement, dated as of September 25, 2014, by and among Susser Petroleum Partners LP, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, Collateral Agent, LC Issuer and Swingline Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:                   [Date]

The Borrower hereby notifies the Administrative Agent that on                           (13) pursuant to the terms of Section 2.06 (Prepayments of Loans) of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below: (14)

☐  Optional prepayment of [Loans] in the following amount(s):

☐  Eurodollar Rate Loans: $

Applicable Interest Period:

☐  Base Rate Loans:  $

☐  Optional prepayment of Swingline Loans in the following amount(s):

☐  Daily Floating Eurodollar Loans: $

☐  Base Rate Loans:  $

(13)  Specify date of such prepayment.

(14)  Any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Susser Petroleum Partners LP, a Delaware limited partnership

By:

Name:

Title: